Execution Version

PURCHASE AGREEMENT
by and among
ELIEZER KRAUSZ INDUSTRIAL DEVELOPMENT LTD.,
DANNY KRAUSZ,
MWP ISRAEL LTD,
and, solely for purposes of Section 11.14,
MUELLER WATER PRODUCTS, INC.
Dated as of November 2, 2018

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PURCHASE AGREEMENT
This PURCHASE AGREEMENT (“Agreement”), dated as of November 2, 2018, is made and entered into by and among Eliezer Krausz Industrial Development Ltd., a corporation incorporated under the laws of Israel (the “Seller”), Danny Krausz (“Krausz”), MWP Israel Ltd, a corporation incorporated under the Laws of Israel (the “Purchaser”), and, solely for purposes of Section 11.14, Mueller Water Products, Inc., a Delaware corporation (“Parent”).
WHEREAS, the Seller owns all of the issued and outstanding shares of Krausz Industries Development Ltd., a corporation incorporated under the laws of Israel (“Krausz Development”), and Krausz Development owns all of the issued and outstanding shares of Krausz Industries Ltd., a corporation incorporated under the laws of Israel (the “Company”);
WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, all the outstanding shares of the share capital of Krausz Development (the “Shares”) all upon the terms and subject to the conditions set forth herein;
WHEREAS, Krausz has entered into a consulting arrangement (the “Post-Closing Arrangement”) with the Company, which becomes effective upon the Closing; and
WHEREAS, Krausz and the Purchaser have entered into a letter agreement (the “Letter Agreement”) that becomes effective upon the Closing.
NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller and the Purchaser hereby agree as follows:

Article I

DEFINITIONS
Section 1.01.    Certain Defined Terms.
For purposes of this Agreement:
“Action” means any claim, action, demand, suit, litigation, arbitration, inquiry, proceeding, citation, summons, subpoena, charge, complaint, audit or investigation by or before any Governmental Authority.
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
“Affiliate Loans” has the meaning set forth in Section 3.21.
“Anti-Corruption Laws” has the meaning set forth in Section 3.08(d).
“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act, the Israeli Restrictive Trade Practices Law, 5748-1988, as amended and all other Laws enacted in any jurisdiction in order to prohibit, regulate, or govern merger control matters or conduct having the purpose or effect of restraint of trade, monopolization, abuse of dominance, or substantial lessening of competition.
“Applicable Extension Orders” has the meaning set forth in Section 3.15(c).
“Ariel Deadline” has the meaning set forth in Section 8.02.
“Ariel Facility” has the meaning set forth in Section 6.17.
“Ariel Lease” has the meaning set forth in Section 6.17.
“Ariel Permit” has the meaning set forth in Section 6.17.
“Assets” means the assets and properties of Krausz Development, the Company and Krausz USA, which do not include the personal property in Krausz’s office not related to the operation of the Company’s business.
“Basket” has the meaning set forth in Section 8.04(b).
“Business Day” means any day that is not a Friday, Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York or Tel Aviv.
“Calculation Principles” means the principles set forth on Exhibit A.

“Cash” means cash, cash equivalents and marketable securities held by the Company, calculated in accordance with the Calculation Principles. Cash shall be expressed as either a negative number or a positive number and be calculated in $.
“Closing” has the meaning set forth in Section 2.05.
“Closing Adjustment Statement” has the meaning set forth in Section 2.08.
“Closing Balance Sheet” has the meaning set forth in Section 2.08.
“Closing Date” has the meaning set forth in Section 2.05.
“COBRA” has the meaning set forth in Section 6.08(e).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Health Plan” has the meaning set forth in Section 3.14(l).
“Company Products” means any and all proprietary products and services that are marketed, offered, sold, licensed, provided or distributed by or on behalf of any member of the Krausz Group.
“Company Shares” has the meaning set forth in Section 3.04(b).
“Confidential Information” has the meaning set forth in Section 6.06(d).
“Consent” means any consent, approval, authorization, waiver, permit, grant, license, agreement, certificate, exemption, order, registration, clearance, declaration, filing or notice of, with or to any Person or under any Law, or the expiration or termination of a waiting period under any Antitrust Laws.
“Contest” has the meaning set forth in Section 7.04(a).
“Contributor” has the meaning set forth in Section 3.18(f).
“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.
“Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (b) which together with the Company is treated as a single employer under Section 414(t) of the Code.
“Current Assets” means the current assets of the Company on a consolidating basis as defined and determined in accordance with the Calculation Principles.
“Current Liabilities” means the current liabilities of the Company on a consolidating basis as defined and determined in accordance with the Calculation Principles.

“Data Security Requirements” means (a) all applicable international, federal, state, provincial and local Laws, rules, regulations or guidelines relating to the privacy, security, collection, storage, use, disclosure, retention, transfer or Processing of Personal Data, including (i) the General Data Protection Regulation ((EU) 2016/679), (ii) the Gramm-Leach-Bliley Act (15 U.S.C. § 6801 et seq.), (iii) the Health and Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d), (iv) the Israeli Protection of Privacy Law, 1981, (v) Laws regulating unsolicited email communications, (vi) security breach notification laws, (vii) Laws imposing minimum security requirements, and (viii) Laws requiring the secure disposal of records containing certain Personal Data; (b) all applicable Laws concerning the information security of Information Systems; (c) all contracts to which any member of the Krausz Group is a party or is otherwise bound that relate to Personal Data or protecting the security or privacy of information, and (d) the policies and notices of each member of the Krausz Group (e.g., posted privacy policies; notices provided in connection with the collection, storage, use, disclosure, retention or transfer of Personal Data; posted policies or notices concerning the security of the Company Products or Information Systems of the Krausz Group and internal policies and standards concerning the treatment of personal information or the security of the Company Products or Information Systems of the Krausz Group) relating to Personal Data, privacy or the security of the Company Products or Information Systems of the Krausz Group.
“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof (except as otherwise provided therein). Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement, the information and disclosures contained in any Section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Section of the Disclosure Schedule as though fully set forth in such other section for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure. Any fact or item disclosed on any Section of the Disclosure Schedule shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.
“D&O Tail Policy” has the meaning set forth in Section 11.11(a).
“Economic Sanctions” has the meaning set forth in Section 3.08(e).
“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien, charge, encroachment, covenant, deposit, option, restriction, guarantee, claim, easement or encumbrance of any kind.
“Environment” means soil, surface waters, groundwater, drinking water, land, stream sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality.
“Environmental Law” means any Law, consent decree or judgment relating to pollution or protection of the environment, natural resources or human health and safety, including with respect to the Release, treatment, storage, disposal, recycling, generation, handling, processing, manufacture, sale, distribution, labeling, importation or exportation of Hazardous Materials.
“Environmental Permits” means any permit, approval, identification number, license and other authorization required under or issued pursuant to any applicable Environmental Law.

“Equity Right” means, with respect to any Person, any security or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any options, calls, restricted stock, deferred stock awards, stock units, “phantom” awards, dividend equivalents or commitments relating to, warrants, preemptive rights, subscription rights or any stock appreciation rights or other instruments the value of which is determined in whole or in part by reference to the market price or value of, shares of share capital or earnings of such Person, or that could require the issuance, sale or transfer of any share capital or securities convertible into, or exercisable or exchangeable for, any share capital.
“ERISA” has the meaning set forth in Section 3.14(a).
“Escrow Agent” means Citibank N.A.
“Escrow Agreement” has the meaning set forth in Section 2.04.
“Escrow Amount” means $7,000,000.
“Estimated Adjustment Statement” has the meaning set forth in Section 2.03.
“Estimated Net Working Capital” means the Company’s estimate of Net Working Capital, as set forth in the Estimated Adjustment Statement; provided, however, that to the extent Estimated Net Working Capital exceeds $10,320,000, then Estimated Net Working Capital shall be deemed to equal $10,320,000.
“Estimated Net Working Capital Deficiency” means the amount, if any, by which the Target Net Working Capital exceeds the Estimated Net Working Capital.
“Estimated Net Working Capital Overage” means the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital.
“Exchange Rate” means, on the Closing Date, the rate of exchange (inclusive of wire transfer fees) for the wire of NIS funded with $ (expressed in NIS per $) quoted at or around 9:00 a.m. (New York time) by a bank selected by the Purchaser or any of its Affiliates in its sole discretion.
“Excluded Taxes” means (a) Taxes imposed on or payable by any member of the Krausz Group or any of their respective Affiliates for any Pre-Closing Tax Period and Pre-Closing Straddle Period; (b) Taxes for which any member of the Krausz Group or any of their respective Affiliates is held liable by reason of the Company being included in any consolidated, affiliated, combined or unitary group at any time at or before the Closing; and (c) Taxes of any Person (other than any member of the Krausz Group or any of their respective Affiliates) imposed on any member of the Krausz Group or any of their respective Affiliates as a transferee or successor, or by contract, which Taxes relate to an event or transaction occurring on or before the Closing Date; provided, however, that Excluded Taxes shall not include Taxes resulting from any act or transaction of the Purchaser or the Company occurring on the Closing Date after the Closing that is not in the ordinary course of business.
“Export Approvals” has the meaning set forth in Section 3.08(h).

“Family Debt” means the Initial Family Debt and the Subsequent Family Debt, collectively.
“Final Adjustment Payment” has the meaning set forth in Section 2.08.
“Final Net Working Capital” means the Net Working Capital set forth in the Closing Adjustment Statement; provided, however, that to the extent Final Net Working Capital exceeds $10,320,000, then Final Net Working Capital shall be deemed to equal $10,320,000.
“Financial Statements” has the meaning set forth in Section 3.05(a).
“First Release Date” has the meaning set forth in Section 8.08(a).
“FLSA” means the U.S. Fair Labor Standards Act, together with any similar foreign, state or local Law.
“GAAP” means Israeli generally accepted accounting principles and practices in effect from time to time, consistently applied.
“Governmental Authority” means any national, supranational, state, provincial, local or other government, governmental, regulatory, self-regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body, including the IIA.
“Governmental Grant” means any grant, incentive, subsidy, award, loan, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of the IIA or affiliated authorities or programs (including without limitation the Incubator Administration, Tnufa, Nofar, Magnet and Magneton), the Investment Center, the ITA (solely with respect to “benefit” or “approved” enterprise or factory status or similar programs), the State of Israel, and any other bi- or multi-national grant program, framework or foundation (including the BIRD foundation) for research and development, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Authority.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, ruling, decision or award entered by or with any Governmental Authority.
“Hazardous Material” means any hazardous wastes, hazardous substances, toxic wastes, and toxic substances as those or similar terms are defined under any Environmental Laws, including asbestos or asbestos-containing materials, lead-based paint, petroleum or petroleum-derived substance or waste and polychlorinated biphenyls.
“HCERA” has the meaning set forth in Section 3.14(l).
“Healthcare Reform Laws” has the meaning set forth in Section 3.14(l).
“IIA” means the Israeli Innovation Authority, or the IIA, previously known as the Office of Chief Scientist of the Israeli Ministry of Economy, or the OCS.

“Indebtedness” means, with respect to each member of the Krausz Group, without duplication, (a) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds, debt securities or other similar instruments for the payment of which such Person is responsible or liable; (b) assumed as the deferred purchase price of all obligations of such Person under leases required to be capitalized in accordance with GAAP; (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bank guarantee, banker’s acceptance or similar credit transaction; (d) all obligations of such Person under interest rate, hedging, forward or currency swap transactions (valued at the termination value thereof); (e) the deferred purchase price of assets, property or services (including earn-out obligations), other than trade payables and accruals incurred in the ordinary course of business and reflected as a Current Liability in Net Working Capital as finally determined pursuant to Section 2.08; (f) all obligations of others secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property or assets owned by the Company or any of its Subsidiaries, whether or not the obligation secured thereby has been assumed; (g) accrued severance pay and severance obligations for employee terminations prior to the Closing (including the employer portion of any employment or payroll Taxes related thereto) net of any funds deposited by the Company for severance payments in a general deposit (“Kupa Merkazit”); (h) the Subsequent Family Debt; (i) an amount equal to the difference required to pay off Indebtedness of the type contemplated by clause (a)(i) of this definition of the Indebtedness based on the Exchange Rate and the actual amount required to pay off such Indebtedness, solely to the extent that such Indebtedness is paid off following the Closing Date; (j) accrued patent infringement expenses; and (k) all obligations of the type referred to in clauses (a) through (j) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations. Indebtedness shall not include (1) severance payment obligations funded by any member of the Krausz Group prior to the Closing Date in the ordinary course of business in accordance with Article 14 of the Severance Payments Law, 5723-1963 or (2) the Initial Family Debt. Indebtedness shall be expressed as a negative number and be calculated in $.
“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.
“Indemnifying Party” means the Seller and Krausz, jointly and severally, pursuant to Section 8.02 and the Purchaser and the Company, jointly and severally, pursuant to Section 8.03, as the case may be.
“Independent Accounting Firm” has the meaning set forth in Section 2.08(b).
“Information Systems” means all computer hardware, computer software, databases and data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus, equipment and devices used to create, store, transmit, exchange or receive information in any form.
“Initial Family Debt” means (a) the $ equivalent based on the Exchange Rate of NIS49,096,460, which is the Seller’s good faith estimate of the amount of the indebtedness owed by the Krausz Group (on a consolidated basis) to the Seller as of the Closing, plus (b) the IP Sale Amount.

“Innovation Law” has the meaning set forth in Section 3.27(a).
“Insurance Policies” has the meaning set forth in Section 3.24.
“Interim Financial Statements” has the meaning set forth in Section 3.05(a).
“Inventory” shall mean inventories of raw materials, work-in-process and finished products, and all spare, service and repair parts, supplies and components held for sale, together with related packaging materials.
“Investment Center” means the Investment Center of the Israeli Ministry of Economy (formerly the Israeli Ministry of Industry, Trade and Labor) established under the Israel Law for the Encouragement of Capital Investments, 5719-1959.
“IP Rights” shall mean all intellectual property and associated rights throughout the world, including all (a) patents, patent applications, invention disclosures and inventions; (b) copyrights, including all registrations and applications for registration therefor, works of authorship (whether or not copyrightable), designs, software, databases and database rights; (c) trademarks, service marks, trade names, business names, brand names, slogans, logos, trade dress and other indicia of origin, including all registrations and applications for registration therefor, together with all goodwill associated therewith; (d) internet domain names and social media identifiers, handles and tags; (e) rights of publicity and privacy; (f) Proprietary Information; and (g) data, including Personal Data, whether or not publicly available and regardless of the source of its generation, and all compilations thereof, in any form (whether printed, electronic or otherwise).
“IP Sale Amount” has the meaning set forth in Section 2.10.
“IRS” means the Internal Revenue Service of the United States.
“Israeli Code” means the Income Tax Ordinance of Israel New Version, 1961, as amended, and the rules and regulations promulgated thereunder.
“ITA” means the Israel Tax Authority.
“Krausz Entities” has the meaning set forth in Section 6.09.
“Krausz Group” means Krausz Development, the Company and Krausz USA.
“Krausz Group IP Rights” means all IP Rights owned by any member of the Krausz Group and all other IP Rights used or held for use by any member of the Krausz Group (including the Seller IP Rights).
“Krausz Group Registered IP Rights” has the meaning set forth in Section 3.18(a).
“Krausz Leased Real Property” has the meaning set forth in Section 6.09.
“Krausz USA” means Krausz USA Inc. a Delaware corporation.

“Krausz USA Shares” has the meaning set forth in Section 3.04(d).
“Law” means any national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, decree, judgment, requirement or rule of law (including common law).
“Lease Documents” has the meaning set forth in Section 6.09.
“Lease Renewals” has the meaning set forth in Section 6.09.
“Leased Personal Property” means the Personal Property leased by the Company and Krausz USA.
“Leased Real Property” means the Real Property leased, subleased or licensed by the Company or Krausz USA, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.
“Liabilities” means any and all debts, liabilities and obligations of any kind, character or description, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, known or unknown, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.
“Loss” or “Losses” means, with respect to any Person, all losses, damages, claims, cost and expenses (including reasonably attorneys’ fees, court costs and costs of investigation), Liabilities, interest, awards, judgments, and penalties, suits, or actions sustained or incurred by such Person.
“Major Customer” has the meaning set forth in Section 3.19(a).
“Major Supplier” has the meaning set forth in Section 3.19(b).
“Material Adverse Effect” means any event, occurrence, fact, condition, development, circumstance, change in or effect that, individually, (a) has had, or would reasonable be expected to have, a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, operations or results of operations of the Company, on a consolidated basis taken as a whole or (b) would, or would reasonable be expected to, materially impair the ability of the Seller, Krausz or Krausz Development to consummate the transactions contemplated by this Agreement timely; provided, however, that, solely for purposes of clause (a), none of the following, either alone or in combination, shall be considered a “Material Adverse Effect”: (i) events, circumstances, changes or effects that generally affect the industry in which the Company operates (including legal and regulatory changes), (ii) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally, (iii) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, (iv) any event, occurrence, fact, condition, development, circumstance, change in or effect that results from any action taken pursuant to the express terms of this Agreement or at the express written request of the Purchaser, (v) changes in applicable Law or to accounting rules and (vi) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof, except in the case of clauses (i), (ii), (v) and (vi), to the extent such fact, circumstance, event, change, effect or occurrence has a disproportionate effect on the Company, on a consolidated basis, relative to others in the industries, geographies or segments in which the Company operates.
“Material Contracts” has the meaning set forth in Section 3.17(a).
“Mueller Israel Affiliate” means an Affiliate of Mueller to be incorporated in Israel following the date of this Agreement and prior to the Closing Date.
“Net Purchase Price” has the meaning set forth in Section 2.02.
“Net Working Capital” means the amount equal to (a) Current Assets minus (b) Current Liabilities. Net Working Capital shall be expressed as either a negative number or a positive number and be calculated in $.
“Non-Party Affiliate” has the meaning set forth in Section 11.12(b).
“Off the Shelf Licenses” has the meaning set forth in Section 3.18(d).
“Ordinary Shares” has the meaning set forth in Section 3.02.
“Payoff Letters” has the meaning set forth in Section 2.06(e).
“Permit” means any approval, authorization, Consent, license, permit or certificate of a Governmental Authority.
“Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not individually or in the aggregate materially interfere with the present use of the Assets, and (d) all covenants, conditions, restrictions, recorded easements, charges, rights-of-way and other similar matters of record which do not individually or in the aggregate materially interfere with the present use of the Assets.
“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Personal Data” means all information used or that could reasonably be used to identify, contact or locate an individual, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, photograph, face geometry or biometric information and Internet Protocol addresses or other persistent identifiers. Personal Data may relate to any individual, including a current, prospective or former employee, customer, supplier or vendor, and includes any of the foregoing information in any form, whether printed, electronic or otherwise.
“Personal Property” means any tangible personal property, including, without limitation equipment and machinery, vehicles and other transportation systems.
“Personal Property Leases” means contracts, agreements or arrangements, pursuant to which Leased Personal Property is leased to Krausz Development, the Company or Krausz USA.
“Physical Inventory” has the meaning set forth in Section 2.03.
“Plans” has the meaning set forth in Section 3.14(a).
“Post-Closing Arrangement” has the meaning set forth in the Preamble.
“Post First Release Amount” has the meaning set forth in Section 8.08(a).
“PPACA” has the meaning set forth in Section 3.14(l).
“Pre-Closing Straddle Period” has the meaning set forth in Section 7.01.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.
“Process” or “Processing” means any operation performed upon Personal Data, including creating, collecting, obtaining, accessing, recording, organizing, storing, altering, retrieving, using, disclosing or destroying Personal Data.
“Proprietary Information” means any confidential or secret information or data that derives independent economic value, actual or potential, from not being generally known and not being readily ascertainable through proper means, including any (a) know-how, expertise, scientific, technical, security or other information, including all related ideas, concepts, methods, inventions, discoveries, data, formulae, processes, techniques, specifications, trade secrets and other information of a confidential nature (including all proprietary technical, industrial, security and commercial information and techniques in whatever form held, including orally); (b) information relative to current or proposed business, sales and marketing; (c) drawings, designs, computer programs and software devices; (d) cost and pricing information; (e) identification of personnel or other possible resources for possible use in business; and (f) customer data and other personal information.
“Purchase Price” has the meaning set forth in Section 2.02.

“Purchase Price Bank Account” means a bank account to be designated by Seller in a written notice to the Purchaser at least five Business Days before the Closing.
“Purchaser Indemnified Party” has the meaning set forth in Section 8.02.
“Purchaser’s Plans” has the meaning set forth in Section 6.08(b).
“Qualified Plans” has the meaning set forth in Section 3.14(c).
“R&W Insurance Policy” means that certain insurance policy obtained by the Purchaser and issued by AIG Specialty Insurance Company, an Illinois corporation, or its Affiliates, which provides coverage for the benefit of the Purchaser and its designees as the named insured for breaches of certain of the representations and warranties of the Seller.
“Reference Balance Sheet” means the balance sheet of Assets and Liabilities of the Company, on a consolidated basis, extracted from the Financial Statements of 2017 dated as of the Reference Date, a copy of which is set forth in Section 3.05(a) of the Disclosure Schedule.
“Reference Date” means December 31, 2017.
“Registrar” has the meaning set forth in Section 6.15.
“Related Party Agreements” has the meaning set forth in Section 3.21.
“Release” or “Released” means any release, discharge, dispersal, or escape of any Hazardous Materials into or upon the Environment, provided such conditions are not naturally present in the Environment in the amounts or concentrations discovered.
“Retained Employees” has the meaning set forth in Section 6.08(a).
“Retention Bonus Agreements” means the retention bonus agreements substantially in the form attached hereto as Exhibit B.
“Retention Bonuses” means certain retention bonuses to be paid to certain senior employees of the Company and Krausz USA in accordance with the Retention Bonus Agreements.
“Sanctioned Person” means (a) any Person on any list of any Governmental Authority, including the OFAC Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce Denied Persons List, the U.S. Department of Commerce Entity List, and the U.S. Department of State Debarred List and (b) any Governmental Authority or Person that is the subject or target of a comprehensive embargo under Law, including Belarus, Cuba, the Crimea region of Ukraine, Eritrea, Iran, North Korea, Sudan, Syria or Venezuela.
“Second Stage Release Date” has the meaning set forth in Section 8.08(b).
“Section 14 Arrangement” has the meaning set forth in Section 3.15(b).
“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnified Party” has the meaning set forth in Section 8.03.
“Seller IP Rights” means all IP Rights owned by Seller and all other IP Rights of Seller used or held for use by any member of the Krausz Group, including the Seller Registered IP Rights and any rights held by Seller in and to the “KRAUSZ” name and mark and all good will related thereto.
“Seller Registered IP Rights” has the meaning set forth in Section 3.18(i).
“Seller’s Fundamental Reps” has the meaning set forth in Section 8.01.
“Seller’s Knowledge”, “Knowledge of the Seller” or similar terms used in this Agreement mean the actual knowledge of Krausz, Shai Attias, Calanit Baram, Avi Chiproot and Cindy Kransler.
“Senior Employees Bonuses” means certain bonuses to be paid to certain senior employees of the Company and Krausz USA immediately following the Closing by the Company or Krausz USA (as applicable) as set forth in Schedule 1.01.
“Share Consideration” has the meaning set forth in Section 2.02.
“Shares” has the meaning set forth in the Preamble.
“Special Escrow Amount” means $7,000,000.
“Specified Plan” means the plan in a form to be mutually agreed by the parties hereto between the date of this Agreement and the Closing Date with respect to certain matters related to properties occupied by the Company in Tel Aviv.
“Stifel” has the meaning set forth in Section 3.25.
“Straddle Period” means any taxable period beginning on or before Closing Date and ending after the Closing Date.
“Subsequent Family Debt” means the indebtedness owed by the Krausz Group (on a consolidated basis) to the Seller as of the Closing in excess of the $ equivalent based on the Exchange Rate of NIS49,096,460 (disregarding the IP Sale Amount).
“Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by another Person or (ii) another Person is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.
“Target Net Working Capital” means $8,600,000.
“Tax” or “Taxes” (and, with correlative meanings, “Taxing” and “Taxation”) means any and all foreign, federal, national, state or local net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, escheat, abandoned or unclaimed property, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or Law.
“Tax Returns” means any and all returns, reports, forms, elections, declarations, statements, claims for refund, schedule or information returns, including any supplements or attachments thereto and any amendment thereof, permitted or required to be filed with a Governmental Authority with respect to Taxes.
“Third Party Claim” has the meaning set forth in Section 8.06(b).
“Transaction Documents” means this Agreement, the Escrow Agreement, the Lease Documents, the Post-Closing Arrangement, the Retention Bonus Agreements and the Letter Agreement.
“Transaction Expenses” means, with respect to each member of the Krausz Group, the aggregate amount of all fees and expenses, including VAT to the extent applicable (unless refundable to the Company), incurred by or on behalf of, or paid or to be paid by, the Krausz Group, Krausz or the Seller in connection with the process of selling Krausz Development, the Seller IP Rights (for the avoidance of doubt not including the amounts to be paid to the Seller by Krausz Development for the Seller IP Rights prior to the Closing but including any filing fees associated with the Intellectual Property Assignments) or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, including (a) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Authority or third parties on behalf of the Krausz Group, (b) any fees or expenses associated with obtaining the release and termination of any Encumbrances; (c) all investment banker’s, brokers’ or finders’ fees; (d) fees and expenses of counsel, advisors, consultants, accountants, and experts; (e) the Senior Employees Bonuses, sale bonuses, stay bonuses, change of control payments, “success fees” or bonuses or severance payments, retention payments or other similar payments (and any related employment Taxes) and any amounts payable to offset any excise Taxes imposed under Section 4999 of the Code and any related income Taxes payable as a result of the transactions contemplated by this Agreement (whether prior to, on or following the Closing Date); (f) the premium and any related costs, fees and expenses with respect to the D&O Tail Policy; and (g) any prepayment, breakage, make whole or similar penalties or charges payable in connection with the discharge of any Transaction Expenses as if paid in full at the Closing. For the avoidance of doubt, Retention Bonuses shall not be considered Transaction Expenses, Indebtedness or Current Liability and shall be deemed post-closing obligations of the Company. Transaction Expenses shall be expressed as a negative number and be calculated in $.
“Treasury Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.
“U.S.” means the United States of America.
“Valid Certificate” has the meaning set forth in Section 2.09(b).

“VAT” has the meaning set forth in Section 3.16(p).
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, together with any similar foreign, state or local Law.
Section 1.02.    Interpretation and Rules of Construction.
In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(a)    when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
(b)    the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c)    whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
(d)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
(e)    the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;
(f)    the words “shall” and “will” may be used interchangeably herein and shall have the same meaning;
(g)    all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
(h)    the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, and references to gender shall include the feminine, masculine and neuter as contextually appropriate;
(i)    references to a Person are also to its successors and permitted assigns;
(j)    the use of “or” is not intended to be exclusive unless expressly indicated otherwise;
(k)    when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day;

(l)    all references or citations in this Agreement to statutes or regulations or statutory or regulatory provisions shall, when the context requires, be considered citations to such statutes, regulations, or provisions directly or indirectly superseding such statutes, regulations, or provisions and, in each case, all rules and regulations promulgated thereunder;
(m)    where the term “made available” or “have delivered” is used in this Agreement, it means, with respect to any document or information, that the same has been made available or otherwise accessible to the Purchaser by means of the Project Connect virtual data room established by the Seller with Intralinks and not removed not less than three Business Days prior to the date of this Agreement;
(n)    the terms “Dollars” and “$” mean U.S. Dollars and the term NIS means the Israeli New Shekel; and
(o)    the parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II

PURCHASE AND SALE
Section 2.01.    Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller the Shares, free and clear of all Encumbrances.
Section 2.02.    Purchase Price. Subject to the adjustments set forth in Section 2.08, the aggregate consideration for the Shares shall be (x) $116,105,763 (the “Share Consideration”) plus (y) the assumption of the Family Debt, which aggregate amount of clause (x) and clause (y) shall not, in any event, exceed $139,250,000 (the “Purchase Price”) plus (i) any Cash as of the close of business on the Closing Date as set forth in the Estimated Adjustment Statement, plus (ii) the Estimated Net Working Capital Overage, if any, as set forth in the Estimated Adjustment Statement, less (iii) the absolute value of any Indebtedness as of the close of business on the Closing Date as set forth in the Estimated Adjustment Statement, less (iv) the absolute value of any Transaction Expenses unpaid as of the close of business on the Closing Date as set forth in the Estimated Adjustment Statement, less (v) the Estimated Net Working Capital Deficiency, if any, as set forth in the Estimated Adjustment Statement, less (vi) the Escrow Amount, less (vii) the Special Escrow Amount (the “Net Purchase Price”). To the extent the Share Consideration plus the Family Debt is less than $139,250,000, then the Share Consideration shall be deemed to be increased by the amount of such difference. For illustrative purposes only, if the Family Debt, based on the Exchange Rate, were to be equal to $12,000,000, then the Share Consideration shall be deemed to be $127,250,000 (and not $116,105,763). For the avoidance of doubt, in no event shall the Purchase Price exceed $139,250,000.
Section 2.03.    Estimated Adjustment Statement. At least five calendar days prior to the Closing, the Company will deliver to Purchaser a statement (the “Estimated Adjustment Statement”) setting forth the Company’s estimate of Cash, Indebtedness, unpaid Transaction Expenses and Net Working Capital as of the Closing Date, in each case prepared in accordance with the Calculation Principles, and the resulting calculation of the Estimated Net Working Capital Overage, if any, and the Estimated Net Working Capital Deficiency, if any. Attached to the Estimated Adjustment Statement will be copies of the Payoff Letters. Concurrently with the delivery of the Estimated Adjustment Statement, the Company shall provide to Purchaser detailed data and schedules supporting the determination of each calculation set forth therein (including supporting detail for each component item of Net Working Capital). Prior to the Closing, Purchaser will have an opportunity to conduct a good faith review of, and consult with the Company regarding, each element set forth in the Estimated Adjustment Statement. Purchaser and the Company shall mutually agree on each element set forth in the Estimated Adjustment Statement prior to the Closing. Two calendar days prior to the Closing, Purchaser and its accounting advisors will conduct a physical count of the Company’s Inventory for purposes of determining the Inventory included in the Closing Adjustment Statement (the “Physical Inventory”). The Seller and its representatives will be entitled to be present at and observe the Physical Inventory.
Section 2.04.    Payment of Purchase Price. Purchaser shall (a) pay the Seller the Net Purchase Price wired to the Purchase Price Bank Account and deliver a confirmation to the Seller of such wire; (b) deposit the Escrow Amount and the Special Escrow Amount at the Closing into escrow with the Escrow Agent, payable by wire transfer of immediately available funds to the account designated by the

Escrow Agent and the Escrow Amount and the Special Escrow Amount shall be held by the Escrow Agent pursuant to an escrow agreement substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”); and (c) pay, on behalf of the Company, (i) to the holders thereof the outstanding principal amount, together with all accrued and unpaid interest through the Closing Date and prepayment or other penalties or premiums, if any, owed with respect to Indebtedness (other than the Family Debt) outstanding immediately prior to the Closing in accordance with the Payoff Letters and (ii) the Transaction Expenses owed but unpaid as of the close of business on the Closing Date to the Persons entitled thereto in accordance with the Payoff Letters. Within two Business Days following the Closing, the Purchaser or its Affiliates shall pay, on behalf of the Company, the outstanding amount of the Family Debt to the holder thereof. All Family Debt and any Indebtedness owed in NIS shall be paid in NIS.
Section 2.05.    Closing. The sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at Royer Cooper Cohen Braunfeld LLC, 101 W. Elm Street, Suite 400, Conshohocken, Pennsylvania 19428 at 10:00 a.m. EST on the later of (a) the fifth Business Day following the satisfaction or waiver of the conditions of the parties set forth in Sections 9.01 and 9.02 and (b) December 3, 2018, or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the “Closing Date”).
Section 2.06.    Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:
(a)    share certificates evidencing the Shares duly endorsed in blank together with related share transfer deeds, sufficient to transfer the Shares to Purchaser free and clear of all Encumbrances;
(b)    executed counterparts of the Escrow Agreement;
(c)    executed counterparts of the (i) Post-Closing Arrangement and (ii) Retention Bonus Agreements;
(d)    pay-off letters related to Indebtedness (other than the Family Debt) and Transaction Expenses and lien releases, as applicable (the “Payoff Letters”);
(e)    a true and complete copy, certified by an officer of the Seller, of (i) the resolutions duly and validly adopted by the Board of Directors of the Seller evidencing its authorization of the execution and delivery of this Agreement and other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby and (ii) a certificate of good standing of each member of the Krausz Group in their respective jurisdiction of incorporation;
(f)    a certificate of an officer of the Seller certifying the names and signatures of the officers of the Seller authorized to sign this Agreement and the other documents to be delivered hereunder and thereunder;
(g)    letters of resignation of Krausz as an officer and director of Krausz Development, the Company and of Krausz USA, effective as of the Closing;

(h)    an assignment form, duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Seller IP Rights to Krausz Development (the “Intellectual Property Assignments”);
(i)    duly executed specific assignments deeds and other good and sufficient instruments of conveyance and transfer reasonably requested by the Purchaser, in form and substance reasonably satisfactory to the Purchaser and its counsel, as shall be required to vest in the Purchaser title to the Seller Registered IP Rights, and all the applications to register any of the foregoing, in forms suitable for recordation with the respective jurisdiction; and
(j)    Letters of the resignation of the other existing directors of the Company (i) Irit Krausz, (ii) Benny Bachrach; and (iii) Yariv Avisar, effective as of the Closing; and
(k)    an updated Shareholders’ Register of the Company, showing that immediately following the Closing all of the Shares are held by Purchaser, constituting the entire share capital of the Company on a fully diluted basis;
(l)    evidence of termination of all Related Party Agreements and payment of all Affiliate Loans in accordance with Section 6.12 and in form and substance reasonably satisfactory to Purchaser;
(m)    the Estimated Adjustment Statement;
(n)    executed counterparts of the Lease Documents;
(o)    the Specified Plan; and
(p)    a pay-off letter from the Seller with respect the Family Debt, in a form reasonably acceptable to the Purchaser, containing an agreement that, if the aggregate amount of Family Debt is paid to the Seller in accordance with this Agreement, the Family Debt shall be repaid in full and that all Encumbrances affecting any real or personal property of the Krausz Group will be released.
Section 2.07.    Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller’s counsel executed wire instructions with respect to the payment of the Family Debt in accordance with Section 2.04, which wire instructions shall be released by the Seller’s counsel two Business Days following the Closing Date (but for the avoidance of doubt, shall be null and void if the Closing does not occur). At the Closing, the Purchaser shall deliver to the Seller:
(a)    the Net Purchase Price by wire transfer to the Purchase Price Bank Account and deliver a confirmation to the Seller of such wire;
(b)    evidence reasonably satisfactory to the Seller that the Escrow Amount and the Special Escrow Amount have each been deposited with the Escrow Agent;
(c)    executed counterparts of the Escrow Agreement;

(d)    a true and complete copy, certified by an officer of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby; and
(e)    a certificate of an officer of the Purchaser certifying the names and signatures of the officers of the Purchaser authorized to sign this Agreement and the other documents to be delivered hereunder and thereunder.
Section 2.08.    Post-Closing Adjustment of Purchase Price. The Purchase Price shall be subject to adjustment after the Closing as specified in this Section 2.08:
(a)    Closing Balance Sheet; Closing Adjustment Statement. As promptly as practicable, but in any event within 90 Business Days following the Closing, the Purchaser shall deliver to the Seller a balance sheet as of the November 30, 2018 (the “Closing Balance Sheet”). The Closing Balance Sheet shall separately present the Current Assets and Current Liabilities of the Company and shall include the calculation of the Net Working Capital as of November 30, 2018. The Closing Balance Sheet shall be prepared in a manner consistent with the Reference Balance Sheet as to accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodologies. Purchaser shall also deliver to the Seller a statement setting forth the Cash, Indebtedness, unpaid Transaction Expenses and Net Working Capital as of November 30, 2018 prepared in accordance with the Calculation Principles (the “Closing Adjustment Statement”).
(b)    Disputes. The Seller may dispute any amounts reflected on the Closing Balance Sheet or the Closing Adjustment Statement, provided, however, that the Seller shall have notified the Purchaser in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 30 Business Days of the Purchaser’s delivery of the Closing Balance Sheet and Closing Adjustment Statement to the Seller. In the event of such a dispute, the Seller and the Purchaser shall attempt in good faith to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If the Seller and the Purchaser are unable to reach a resolution with such effect within 30 Business Days after the receipt by the Purchaser of the Seller’s written notice of dispute, the Seller and the Purchaser shall submit the items remaining in dispute for resolution to Grant Thornton (or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of Seller and the Purchaser, to another independent accounting firm of international reputation mutually acceptable to Seller and the Purchaser) (either Grant Thornton or such other accounting firm being referred to herein as the “Independent Accounting Firm”). In connection with the engagement of the Independent Accounting Firm, the parties shall execute reasonable engagement letters with the Independent Accounting Firm. The Independent Accounting Firm shall determine on the basis of the standards set forth in Section 2.08(a) herein and only with respect to the remaining accounting-related differences so submitted by the parties (and not by independent review), whether and to what extent, if any, Cash, Indebtedness, Transaction Expenses or Net Working Capital as derived from the Closing Balance Sheet or Closing Adjustment Statement requires adjustment. The calculation of the Cash, Indebtedness, Transaction Expenses or Net Working Capital, as derived from the Closing Balance Sheet or Closing Adjustment Statement by the Independent Accounting Firm shall not be greater than the higher calculation of the Cash, Indebtedness, Transaction Expenses or Net Working Capital nor less than the lower calculation of the Cash, Indebtedness, Transaction Expenses or Net Working Capital, in each case, that is submitted by one party to the other in accordance with this Section 2.08(b). The Independent Accounting Firm shall be instructed to complete its work, and determine and report to the Seller and the Purchaser its findings within 60 Business Days after such submission with respect to such remaining disputed items, and such report shall be final, binding and conclusive on the Seller and the Purchaser. The fees and disbursements of the Independent Accounting Firm shall be borne by the Purchaser in the proportion that the aggregate dollar amount of the items that are successfully disputed by the Seller (as finally determined by the Independent Accounting Firm) bears to the aggregate dollar amount of the items submitted to the Independent Accounting Firm and by the Seller in the proportion that the aggregate dollar amount of the disputed items that are unsuccessfully disputed by the Purchaser (as finally determined by the Independent Accounting Firm) bears to the aggregate dollar amount of the items submitted to the Independent Accounting Firm.
(c)    Cooperation. The parties shall cooperate, and the parties shall cause their Affiliates to cooperate, with each other in the preparation and review of the Closing Balance Sheet and Closing Adjustment Statement. The Seller and its accountants shall have reasonable access to all books, records and information used by the Purchaser in preparing the Closing Balance Sheet and Closing Adjustment Statement, including work papers of the Purchaser’s accountants used to prepare the Closing Balance Sheet and Closing Adjustment Statement; provided that such access shall be in a manner that does not interfere with the normal business operations of Purchaser or the Company.
(d)    Purchase Price Adjustment. The Closing Adjustment Statement and the calculation of Cash, Indebtedness, Transaction Expenses and Net Working Capital included therein shall be deemed final for the purposes of this Section 2.08 upon the earliest of (x) the failure of the Seller to notify the Purchaser of a dispute within 30 Business Days of Purchaser’s delivery of the Closing Balance Sheet and Closing Adjustment Statement to the Seller, (y) the resolution of all disputes, pursuant to Section 2.08(b) by the Seller and the Purchaser and (z) the resolution of all disputes, pursuant to Section 2.08(b) by the Independent Accounting Firm. Within three Business Days of the Closing Balance Sheet and Closing Adjustment Statement being deemed final, a Purchase Price adjustment shall be made as follows:
(i)    An amount equal to the difference between the Final Net Working Capital minus the Estimated Net Working Capital;
(ii)    An amount equal to the difference between the amount of Cash set forth in the Closing Adjustment Statement minus the amount of Cash set forth in the Estimated Adjustment Statement;
(iii)    An amount equal to the difference between the amount of Transaction Expenses set forth in the Closing Adjustment Statement minus the amount of Transaction Expenses set forth in the Estimated Adjustment Statement;
(iv)    An amount equal to the difference between the amount of Indebtedness set forth in the Closing Adjustment Statement minus the amount of Indebtedness set forth in the Estimated Adjustment Statement;

(v)    The sum, positive or negative, determined by adding the amounts, positive or negative, as calculated by Section 2.08(d)(i)-(iv) shall constitute the “Final Adjustment Payment”;
(vi)    If the Final Adjustment Payment is a negative number, then the Purchase Price will be adjusted downward by such amount and the Seller or Krausz will pay such amount to Purchaser by bank wire transfer of immediately available funds to an account designated in writing by Purchaser, an amount equal to the absolute value of the Final Adjustment Payment within two Business Days from the date on which such amount is finally determined pursuant to this Section 2.08; provided that if the Seller or Krausz has not paid the absolute value of the Final Adjustment Payment to Purchaser within two Business Days from the date on which such amount is finally determined pursuant to this Section 2.08, then (at the sole election of the Purchaser) the Seller and Purchaser shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay the absolute value of the Final Adjustment Payment to Purchaser from the Escrow Amount; and
(vii)    If the Final Adjustment Payment is a positive number, then the Purchase Price will be adjusted upward by such amount and Purchaser will pay or cause to be paid an amount equal to the absolute value of the Final Adjustment Payment to Seller within two Business Days by wire transfer, and deliver a confirmation to the Seller of such wire, pursuant to wire instructions delivered to Purchaser in writing.
Section 2.09.    Withholding Rights.
(a)    Notwithstanding any other provision of this Agreement to the contrary, each of the Purchaser (and/or its representatives), the Escrow Agent (together with its representatives, each a “Payor”) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable in connection with this Agreement to the Seller such amounts as the Purchaser may be required to deduct or withhold therefrom under the Israeli Code, the Code or any legal requirement with respect to Tax which is applicable to the making of such payment. To the extent that such amounts are so withheld by a Payor, (i) such withheld amounts shall be treated for all purposes as having been paid to the Person to whom or to which such amounts would otherwise have been paid; (ii) such withheld amounts shall be remitted by the applicable Payor to the applicable Governmental Authority; and (iii) the applicable Payor shall provide to the Person from which such amounts were withheld, written confirmation of the amount so withheld and its transfer to the applicable Governmental Authority.
(b)    Without limiting the generality of the foregoing, the parties hereto agree that, no withholding or a reduced amount of withholding under the Israeli Code will be made from any consideration payable hereunder to the Seller if it provides the Purchaser with a valid certificate issued by the ITA in form and substance satisfactory to Purchaser exempting the Purchaser from withholding such Taxes with respect to such payment (“Valid Certificate”), at least five (5) Business Days prior to the time such payment of consideration is to be made, provided that, a standard, unqualified withholding certificate issued by the ITA fully exempting any payor of withholding Taxes with respect to payments to the Seller with respect to “Services and Assets” (‘Sherutim VeNechasim’) shall be deemed a Valid Certificate.

Section 2.10.    Purchase of Seller IP Rights. Immediately prior to the Closing and conditioned thereupon the Company shall purchase from the Seller, in consideration for a note issued by the Company in an amount of $9,838,964 (such amount, the “IP Sale Amount”), the Seller IP Rights such that following such sale the Company shall be deemed to own all of the Seller IP Rights free and clear of all Encumbrances.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SELLER
The Seller and Krausz, jointly and severally, hereby represent and warrant to the Purchaser as of the date of this Agreement and as of the Closing Date as follows:
Section 3.01.    Organization, Authority and Validity.
(a)    (a) The Seller, Krausz Development and the Company (i) are corporations, duly organized, validly existing and in good standing under the laws of the State of Israel, (ii) are duly qualified as a foreign corporation to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, and (iii) have all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted, (b) the execution and delivery by the Seller of this Agreement, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Seller, and no other corporate proceedings on the part of the Seller are necessary to authorize the execution and delivery of this Agreement, and (c) this Agreement has been duly executed and delivered by the Seller and by Krausz, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of the Seller and of Krausz, enforceable against each of them in accordance with its terms. True and correct copies of the Articles of Association and Memorandum of Association of the Company and Krausz Development have been delivered by the Seller to the Purchaser. Section 3.01 of the Disclosure Schedule sets forth a true and complete list of the jurisdictions in which the Company and Krausz Development are qualified or registered to do business as a corporation. Other than as set forth in Section 3.01(a) of the Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, business name or other name, other than its corporate name as set forth in this Agreement.
(b)    Other than as set forth in Section 3.01(b)(i) of the Disclosure Schedule, and other than the ownership and management of the IP Rights owned by Krausz Development and the ownership of the shares of the Company, Krausz Development is not, and has not been, engaged in any other business and does not own any Assets and has no Liabilities. Other than as set forth in Section 3.01(b)(ii) of the Disclosure Schedule, Krausz Development has not engaged and does not engage any employees, consultants, and independent contractors, and has not leased and does not lease any Leased Real Property. Other than as set forth in Section 3.01(b)(iii) of the Disclosure Schedule, Krausz Development is not a

party to a Material Contract. Other than the Seller IP Rights, the Seller does not own any assets or properties used in the business of the Krausz Group.
Section 3.02.    Capitalization; Ownership of Shares; Authority.
(a)    The authorized share capital of Krausz Development consists of 39,000 ordinary shares with par value of NIS 1 per share (the “Ordinary Shares”). 10,000 Ordinary Shares, constituting the Shares, are issued and outstanding, all of which are owned of record and beneficially by the Seller, free and clear of all Encumbrances, and all of which were validly issued, fully paid and nonassessable. Other than the Shares, there are no other shares of share capital or other equity interests of Krausz Development issued or outstanding. There are no subscriptions, options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Shares or obligating either the Seller or Krausz Development to transfer, issue or sell any shares, or any other interest in Krausz Development or otherwise restricting or relating to the ownership, redemption, transfer, disposition or voting of any equity interests of Krausz Development. There are no preemptive or similar rights on the part of any holder of Shares. Krausz Development does not have outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for Shares having the right to vote) with the holders of the Shares on any matter submitted to such holders. Except pursuant to this Agreement, there are no Equity Rights, contracts, commitments or undertakings of any kind to which Krausz Development or the Seller is a party or by which any of them is bound (i) obligating Krausz Development to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, Equity Rights of Krausz Development, or (ii) obligating Krausz Development or the Seller to issue, grant, extend or enter into any such Equity Right, contract, commitment or undertaking. There are no proxies, voting trusts or other contracts to which Krausz Development or the Seller is a party or is bound with respect to the voting, ownership, redemption, transfer or disposition of the Shares.
(b)    The equity interests of Krausz Development were not issued in violation of the Securities Act of 1933, any state “blue sky” or other securities Laws, any other similar Law or any preemptive or other similar rights of any Person. None of the Shares were issued in violation of any contract to which Krausz Development or any of its Subsidiaries is a party or subject.
(c)    Except set forth in Section 3.02(c)(i), there have been no dividends that have accrued or been declared but are unpaid on the equity interests of Krausz Development. Krausz Development has never purchased, redeemed or otherwise acquired any equity interests of Krausz Development. Section 3.02(c)(ii) of the Disclosure Schedule lists all non-cash dividends or non-cash distributions made by Krausz Development to its respective shareholders since December 31, 2017. No prior offer, issue, redemption, call, purchase, sale, transfer, negotiation or other transaction of any nature or kind with respect to any equity interests or Equity Rights of Krausz Development has given rise to any Action by any Person that is enforceable against Krausz Development or the Company, or Purchaser.
Section 3.03.    No Conflict. Assuming that all Consents described in Section 3.03 of the Disclosure Schedule have been obtained, all filings and notifications listed in Section 3.03 of the Disclosure Schedule have been made, and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement by the Seller and Krausz do not and will not (a) violate, conflict with or result in the breach of the Articles of Association and the Memorandum of Association (or similar organizational documents) of Krausz Development or the Company or the Seller, (b) conflict with or violate any Law or Governmental Order applicable to the Seller or Krausz Development or the Company or the assets, properties or business of any of them, (c) except as set forth in Section 3.03(c) of the Disclosure Schedule, conflict with, result in any material breach of, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any Consent under, give rise to the loss of a material benefit under or give to others any rights of termination, acceleration, amendment, suspension, revocation or cancellation of, any material note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller or Krausz Development or the Company is a party, or (d) result in the creation of any Encumbrance upon any material assets of the Company. Other than as set forth in Section 3.03 of the Disclosure Schedule, the execution, delivery and performance by the Seller and Krausz of this Agreement and the consummation of the transactions contemplated by this Agreement by the Seller and Krausz do not and will not require any Consent or other order of, action by, filing with, or notification to, any Governmental Authority or other Person.
Section 3.04.    Subsidiaries.
(a)    Other than as set forth in Section 3.04 of the Disclosure Schedule, Krausz Development has never had, and does not currently have, any Subsidiaries except for the Company and Krausz USA, which is wholly-owned by the Company. Except for Company and Krausz USA, Krausz Development has never owned, and does not own, directly or indirectly, any share capital or equity securities of any Person. Other than as set forth in Section 3.04 of the Disclosure Schedule, except for Krausz USA, Company has never owned, and does not own, directly or indirectly, any share capital or equity securities of any Person.
(b)    The authorized share capital of Company consists of 1,000,000,000 Ordinary Shares, of which 65,400 Ordinary Shares are issued and outstanding (the “Company Shares”), all of which are owned of record and beneficially by Krausz Development, free and clear of all Encumbrances, and all of which were validly issued, fully paid and nonassessable. Other than the Company Shares, there are no other shares of share capital or other equity interests of the Company issued or outstanding. There are no subscriptions, options, warrants, convertible securities or other rights, agreements, arrangements or commitments obligating either Krausz Development or the Company to transfer, issue or sell any shares, or any other interest in the Company or otherwise restricting or relating to the ownership, redemption, transfer, disposition or voting of any equity interests of the Company. There are no preemptive or similar rights on the part of any holder of share capital of the Company. Company does not have outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for shares having the right to vote) with the holders of the share capital of the Company on any matter submitted to such holders. There are no Equity Rights, contracts, commitments or undertakings of any kind to which Krausz Development or the Company is a party or by which any of them is bound (i) obligating the Company to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, Equity Rights of the Company, or (ii) obligating the Company Krausz Development to issue, grant, extend or enter into any such Equity Right, contract, commitment or undertaking. There are no proxies, voting trusts or other contracts to which Krausz Development or the

Company is a party or is bound with respect to the voting ownership, redemption, transfer or disposition of the share capital of the Company.
(c)    Krausz USA is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Krausz USA is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary.
(d)    The authorized share capital of Krausz USA consists of 5,000 shares of common stock, of which 100 shares are issued and outstanding (the “Krausz USA Shares”), all of which are owned of record and beneficially by the Company, free and clear of all Encumbrances, and all of which were validly issued, fully paid and nonassessable. Other than the Krausz USA Shares, there are no other shares of share capital or other equity interests of Krausz USA issued or outstanding. There are no subscriptions, options, warrants, convertible securities or other rights, agreements, arrangements or commitments obligating either the Company or Krausz USA to transfer, issue or sell any shares, or any other interest in Krausz USA or otherwise restricting or relating to the ownership, redemption, transfer, disposition or voting of any equity interests of Krausz USA. There are no preemptive or similar rights on the part of any holder of share capital of Krausz USA. Krausz USA does not have outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for shares having the right to vote) with the holders of the share capital of Krausz USA on any matter submitted to such holders. There are no Equity Rights, contracts, commitments or undertakings of any kind to which Krausz USA or the Company is a party or by which any of them is bound (i) obligating Krausz USA to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, Equity Rights of Krausz USA, or (ii) obligating Krausz USA or the Company to issue, grant, extend or enter into any such Equity Right, contract, commitment or undertaking. There are no proxies, voting trusts or other contracts to which Krausz USA or the Company is a party or is bound with respect to the voting, ownership, redemption, transfer or disposition of the share capital of Krausz USA.
(e)    None of the Company Shares or Krausz USA Shares were issued in violation of the Securities Act of 1933, any state “blue sky” or other securities Laws, any other similar Law or any preemptive or other similar rights of any Person. None of the Company Shares or Krausz USA Shares were issued in violation of any contract to which Krausz Development or any of its Subsidiaries is a party or subject.
(f)    Except as set forth in Section 3.04(f) of the Disclosure Schedule, there have been no dividends that have accrued or been declared but are unpaid on the equity interests of the Company or Krausz USA. Neither the Company nor Krausz USA have purchased, redeemed or otherwise acquired any equity interests of the Company or Krausz USA. Section 3.04(f) of the Disclosure Schedule lists all non-cash dividends or non-cash distributions made by the Company and Krausz USA to its respective shareholders since December 31, 2017. No prior offer, issue, redemption, call, purchase, sale, transfer, negotiation or other transaction of any nature or kind with respect to any equity interests or Equity Rights of the Company or Krausz USA has given rise to any Action by any Person that is enforceable against Krausz Development, the Company, Krausz USA or Purchaser.
Section 3.05.    Financial Information.
(a)    True and complete copies of (i) unaudited management report containing balance sheet, profit and loss and cash flow for the six (6) month period ended June 30, 2018 (the “Interim Financial Statements” as set forth in Section 3.05(a) of the Disclosure Schedule) and (ii) the audited balance sheets of the Company for the fiscal years ended as of December 31, 2016, and 2017 and the related statements of income and cash flows of the Company for the fiscal years then ended (the “Financial Statements” as set forth in Section 3.05(a) of the Disclosure Schedule) have been delivered to the Purchaser.
(b)    The Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company, (ii) present fairly in all material respects the financial position, results of operations and cash flows of the Company on a consolidated basis as of June 30, 2018 and (iii) were prepared in accordance with GAAP, except for the absence of notes. The Financial Statements (x) were prepared in accordance with the books of account and other financial records of the Company (y) present fairly in all material respects the financial position, results of operations and cash flows of the Company on a consolidated basis as of the dates thereof or for the periods covered thereby and (z) were prepared in accordance with GAAP.
(c)    Krausz Development, the Company and Krausz USA maintain accurate books and records reflecting each of their assets and liabilities and maintain proper and adequate internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of annual financial statements for external purposes in accordance with GAAP.
Section 3.06.    Absence of Undisclosed Material Liabilities. Other than as set forth in Section 3.06 of the Disclosure Schedule, there are no material Liabilities of Krausz Development, the Company or Krausz USA, other than Liabilities (a) reflected or reserved against on the Interim Financial Statements, or (b) incurred since the Reference Date in the ordinary course of business of Krausz Development, the Company and Krausz USA, respectively.
Section 3.07.    Litigation. Except as set forth in Section 3.07 of the Disclosure Schedule, during the past three years, there is no, nor has there been any, Action by or against Krausz Development, the Company or Krausz USA pending or, to the Knowledge of the Seller, threatened against, relating to or involving Krausz Development, the Company or Krausz USA. Neither Krausz Development, the Company nor Krausz USA is currently or during the past five years has been subject to any material outstanding Governmental Order, settlement agreement or consent decree arising from any Action or with any Governmental Authority. There is no Action initiated by Krausz Development, the Company or Krausz USA, or that Krausz Development, the Company or Krausz USA intends to initiate.

Section 3.08.    Compliance with Laws; Licenses and Permits.
(a)    Except as set forth in Section 3.08(a) of the Disclosure Schedule, Krausz Development, the Company and Krausz USA have conducted and continue to conduct their business in all material respects in accordance with all Laws and Governmental Orders applicable to Krausz Development, the Company and Krausz USA, respectively, and neither the Krausz Development, the Company nor Krausz USA are in violation of any such Law or Governmental Order in any material respect.
(b)    Except as set forth in Section 3.08(b) of the Disclosure Schedule, Krausz Development, the Company and Krausz USA have all material Permits required for the conduct of their respective business as currently conducted and the use of their respective Assets as currently used, each of which are in full force and effect. Krausz Development, the Company and Krausz USA are in compliance in all material respects with all such material Permits.
(c)    Section 3.08(c) of the Disclosure Schedule lists each Permit together with the name of the Governmental Authority issuing such Permit. Krausz Development, the Company and Krausz USA have taken all necessary action to maintain each such Permit, and no loss or expiration of any such Permit is pending, to the Knowledge of the Seller, threatened or reasonably foreseeable (other than expiration upon the end of any term). Neither Krausz Development, the Company, nor Krausz USA is in default under, and no conditions exist that, with notice or lapse of time or both, would constitute a default under, any Permits. None of the Permits will be terminated or impaired, or become terminable, in whole or in part, as a result of the transactions contemplated hereby.
(d)    Neither Krausz Development, the Company nor Krausz USA, nor any trustee, officer, agent or employee of Krausz Development, the Company or Krausz USA, or any stockholder acting on behalf of the Krausz Development, the Company or Krausz USA, has (i) taken any action, directly or indirectly, that would result in a violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, to the extent applicable, or any other similar and applicable anti-bribery and anti-corruption Laws, regulations or ordinances, including without limitation the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act, anti-bribery legislation promulgated by the European Union and implemented by its member states and legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, any other applicable Laws prohibiting bribery and corruption of public officials (collectively, the “Anti-Corruption Laws”) or (ii) made any bribe, rebate, payoff, influence payment, kickback or other payment in violation of any applicable Laws.
(e)    Neither Krausz Development, the Company nor Krausz USA, nor any trustee, officer, agent or employee of Krausz Development, the Company or Krausz USA, or any stockholder acting on behalf of Krausz Development, the Company or Krausz USA, is subject to any trade, economic or financial sanctions laws, regulations, embargoes, or restrictive measures administered, enacted or enforced from time to time by the U.S. (including OFAC), the European Union and enforced by its member states, the United Nations, Her Majesty’s Treasury or other similar government bodies with regulatory authority over the Company or the Subsidiaries (collectively, “Economic Sanctions”), and has not made any sales to or engaged in business activities with or for the benefit of, and will not use any amounts payable under this Agreement for the purposes of financing the activities of any Sanctioned

Person or in violation of any Anti-Corruption Laws. Each member of the Krausz Group and their respective representatives are (and have been at all times during the past five years) in compliance in all material respects with all applicable Laws related to (i) participation in unsanctioned foreign boycotts and (ii) the import and export of goods, equipment, materials, software, technology, and services.
(f)    Krausz Development, the Company and Krausz USA has in place effective controls that are sufficient to provide reasonable assurances that violations of applicable Anti-Corruption Laws and Economic Sanctions will be prevented, detected and deterred.
(g)    Neither Krausz Development, the Company nor Krausz USA, nor any of their respective officers or directors, nor anyone acting on behalf of any of them, has made or received any payment related to the operations of Krausz Development, the Company or Krausz USA that was not correctly categorized and fully disclosed in the books and records of Krausz Development, the Company or Krausz USA, whichever applicable.
(h)    The Seller and each of its Affiliates have at all times conducted in all material respects their respective export transactions in accordance with all applicable import/export controls in countries in which the Seller and any of its Affiliates conducts business. Without limiting the foregoing, the Seller and its Affiliates have obtained in all material respects all applicable export and import Permits from, and made all material filings with, any governmental entity required for its export and import of products, services, software and technologies (“Export Approvals”). The Seller and each of its Affiliates have at all times been and is in compliance in all material respects with the terms of all Export Approvals. There are no pending, or, to the Seller’s Knowledge, threatened, claims against the Seller or any of its Affiliates with respect to Export Approvals or export or import transactions. Neither the Seller nor any of its Affiliates (i) uses, develops or engages in encryption technology or other technology which development, commercialization or export is restricted under Law, or (ii) is required to obtain any Permits from the Israeli Ministry of Defense or any authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended or other applicable Laws regulating the development, commercialization or export of the encryption technology and any other restricted technologies.
Section 3.09.    Environmental Matters.
(a)    Except as disclosed in Section 3.09(a) of the Disclosure Schedule, (i) Krausz Development, the Company and Krausz USA are and have been in compliance in all material respects with all applicable Environmental Laws and have obtained and are and have been in compliance in all material respects with all applicable Environmental Permits, (ii) there are no claims, demands, complaints, orders or decrees pursuant to any Environmental Law pending or, to the Seller’s Knowledge, threatened, against Krausz Development, the Company or Krausz USA, and (iii) the Seller has provided the Purchaser with copies of any and all material environmental assessment or non-routine audit reports or other environmental, health or safety studies or analyses or documents concerning actual or potential liability or obligations under Environmental Laws in the possession of the Seller, Krausz Development, the Company or Krausz USA, that relate to the business of the Company or Krausz USA or to any property currently or formerly owned, leased or operated by Krausz Development, the Company or Krausz USA.
(b)    Except as disclosed in Section 3.09(b) of the Disclosure Schedule, all Hazardous Materials handled, transported, Released, disposed of, treated or stored by Krausz Development, the Company and Krausz USA have been handled, transported, Released, disposed of, treated or stored, as the case may be, in compliance in all material respects with, all applicable Environmental Laws.
(c)    Except as disclosed in Section 3.09(c) of the Disclosure Schedule, there are no underground storage tanks or landfills, surface impoundments or disposal areas present on the Leased Real Property.

(d)    Except as disclosed in Section 3.09(d) of the Disclosure Schedule, there has been no Release of any Hazardous Material at, a Leased Real Property or at any property formerly owned, leased or operated by Krausz Development, the Company or Krausz USA that requires reporting, investigation, assessment, cleanup, remediation or any other type of response action by the Company or Krausz USA pursuant to any Environmental Law.
(e)    The Company has not assumed, or undertaken, the liability of, or agreed to indemnify any other Person relating to a liability arising from any Environmental Law.
(f)    Except as disclosed in Section 3.09(f) of the Disclosure Schedule, the Company has not sold, manufactured, marketed or distributed any product that contains or incorporates, nor, to the Knowledge of the Seller, do any of the Leased Real Property contain any, asbestos or asbestos-containing materials or other Hazardous Materials.
Section 3.10.    Real Property.
(a)    Krausz Development and the Company and Krausz USA do not own (and for the past five years have not owned) any real property.
(b)    Section 3.10(b) of the Disclosure Schedule sets forth a true, correct and complete list of each parcel of Leased Real Property and the identity of the lessor and the lessee of each such parcel of Leased Real Property. The Leased Real Property listed on Section 3.10(b) of the Disclosure Schedule comprises all Leased Real Property used in the conduct of the business and operations of Krausz Development, the Company and Krausz USA. Seller has delivered to the Purchaser, true and complete copies of the leases in effect relating to the Leased Real Property. There has not been any sublease or assignment entered into by the Seller, the Company or Krausz USA in respect of the leases relating to a Leased Real Property.
(c)    With respect to each Leased Real Property: (i) there is no pending condemnation, expropriation, eminent domain, reassessment or similar proceeding affecting all or any portion of the Leased Real Property; (ii) each lease is in full force and effect; (iii) no written notice of default has been received or delivered by Krausz Development, the Company or Krausz USA under a lease; (iv) Krausz Development, the Company and Krausz USA are not in default under any of the leases, and to the Knowledge of the Seller, no landlord is in default under any lease; (v) neither Krausz Development, the Company nor Krausz USA have received notice of termination from any landlord under a lease and neither Krausz Development, the Company nor Krausz USA have delivered a notice of termination to any landlord under a lease and (vi) Krausz Development, the Company and Krausz USA hold a valid and existing leasehold interest under each lease related to the Leased Real Property. Neither Krausz Development, the Company nor Krausz USA has received any notice of any such proceeding against its Leased Real Property, and to the Seller’s Knowledge, no such proceeding is threatened or contemplated against a Leased Real Property. To the Seller’s Knowledge, no portion of the Leased Real Property, or any building or improvement located thereon, violates any Law, including those Laws relating to zoning, building, land use, environmental, health or safety, fire, air, sanitation and noise control. No Leased Real Property is subject to (i) any Governmental Order (or, to the Seller’s Knowledge, threatened or proposed Governmental Order) or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever that may have an adverse effect on the ability to use the Leased Real Property as presently used.
(d)    Except as disclosed in Section 3.10(d) of the Disclosure Schedule, all improvements, buildings, plants and other material structures constructed on the Leased Real Property are in good operating condition and repair except for such defects that resulted from normal wear and tear and for such defects that may be remedied by customary maintenance. All essential utilities (including water, electricity and telephone service) are currently available to the Leased Real Property.
(e)    To the Seller’s Knowledge, there is not presently assessed, levied or pending, and the transactions contemplated hereby shall not trigger, any real estate Taxes or assessments, including transfer Taxes (mas shevach), appreciation Taxes (heytel hashbacha), development Taxes (heytel pituach), or other mandatory payments of any nature with respect to the Leased Real Property or any part thereof that apply on the lessee.
Section 3.11.    Title to, and Condition of, the Tangible Assets.
(a)    Except as set forth in Section 3.11(a) of the Disclosure Schedule, Krausz Development, the Company and Krausz USA have good and marketable title to, or, in the case of leased or subleased tangible Assets, valid and subsisting leasehold interests in, all their respective tangible Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.
(b)    The tangible Assets are in good operating condition and repair and are sufficient for the operation of Krausz Development’s, the Company’s and Krausz USA’s business as currently conducted, except for such defects that resulted from normal wear and tear and for such defects that may be remedied by customary maintenance. The tangible Assets constitute all of the assets necessary to conduct the operation of Krausz Development’s, the Company’s and Krausz USA’s business as conducted as of the date of this Agreement and as of the Closing Date. Except for the personal property of Krausz in Krausz’ office, no Person other than Krausz Development, the Company and Krausz USA owns any equipment or other tangible personal property or assets situated on the premises of the Company and the Subsidiaries, except for the leased items that are subject to Personal Property Leases.
(c)    No fire or other casualty has occurred after the date of the Reference Balance Sheet that resulted in damage to, or destruction of, any of the Assets of Krausz Development, the Company or Krausz USA.
Section 3.12.    Accounts Receivable. All accounts and notes receivable reflected on the Reference Balance Sheet, and all accounts receivable of Krausz Development, the Company and Krausz USA that have arisen since the date of the Reference Balance Sheet, arose out of bona fide, arm’s length transactions actually made in the ordinary course of business consistent with past practice and payable on ordinary trade terms. None of the accounts or the notes receivable of Krausz Development, the Company and Krausz USA (i) are to Seller’s Knowledge, are subject to any setoffs, defenses, assignments, restrictions, Encumbrances or counterclaims or (ii)

represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement except for ordinary course of business warranties. All of the accounts and the notes receivable of Krausz Development, the Company and Krausz USA are and will be current, valid and existing in a manner consistent with past practice without resort to litigation or collection agencies, and are not subject to any dispute. Neither Krausz Development, the Company or Krausz USA has factored any of its accounts or notes receivables.
Section 3.13.    Inventory. Except as set forth in Section 3.13 of the Disclosure Schedule, all Inventory reflected on the Reference Balance Sheet (i) is valued in accordance with GAAP at the lower of cost or market, (ii) consists of a quality and quantity usable and saleable in the ordinary course of business, except for slow-moving, damaged or obsolete items (all of which have been written down to net realizable value or for which adequate reserves have been provided in the ordinary course in accordance with Krausz Development’s, the Company’s and Krausz USA’s policies and practices for such reserves), and (iii) all Inventory reflected on the Reference Balance Sheet that constitutes finished goods complies in all material respects with the specifications established by the Company in respect of such finished goods Inventory.
Section 3.14.    Employee Benefit Matters.
(a)    Section 3.14(a) of the Disclosure Schedule lists (i) all Krausz Group employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), and each other benefit or compensation plan, program, agreement, policy or arrangement, including any bonus, stock option or other equity-based award, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, pension, profit sharing, supplemental retirement, severance or salary continuation, fringe benefit, or other benefit plans, programs, agreements, policies or arrangements, and all employment, termination, severance or other contracts or agreements, to which any member of the Krausz Group is a party, with respect to which any member of the Krausz Group has any obligation or which are maintained, contributed to or sponsored by any member of the Krausz Group for the benefit of any current or former employee, independent contractor, officer or director of any member of the Krausz Group, (ii) each employee benefit plan for which any member of the Krausz Group could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, and (iii) any plan in respect of which any member of the Krausz Group could incur liability under Section 4212(c) of ERISA (sub-sections (i)-(iii) shall be collectively referred to as the “Plans”). No member of the Krausz Group has any Liability with respect to any plan, arrangement or practice of the type described in the preceding sentence in connection with employees of any member of the Krausz Group, other than the Plans.
(b)    Each Plan is in writing, and the Seller has made available to the Purchaser (i) a true and complete copy of each Plan, including all amendments, (ii) all determination or opinion letters from the IRS with respect to any of the Plans, (iii) all current summary plan descriptions, (iv) the three most recent filed annual reports (Form 5500s) with respect to any of the Plans subject to such reporting requirements, (v) all current trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Plan, (vi) the three most recent annual actuarial valuation reports for each Plan, (vii) correspondence relating to any Plan between any member of the Krausz Group and any Governmental Authority during the past three years, and (viii) any other documents, forms or other instruments relating to any Plan reasonably requested by Purchaser.
(c)    Section 3.14(c) of the Disclosure Schedule identifies each of the Plans that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”). Each Qualified Plan has timely received the latest available favorable determination letter from the IRS (or is entitled to rely on a favorable opinion letter from the IRS) covering all of the provisions applicable to the Qualified Plan for which such letters are currently available that the Qualified Plan is so qualified and each trust established in connection with any Qualified Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS (or is entitled to rely on a favorable opinion letter from the IRS) that it is so exempt, and, to the Knowledge of the Seller, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS to adversely affect the qualified status of any such Qualified Plan or the exempt status of any such trust.
(d)    Each Plan has been maintained, operated, and administered in compliance in all material respects with its terms and any related documents or agreements and in compliance in all material respects with all applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Plans that could result in any material liability or excise tax under ERISA or the Code.
(e)    Neither the Company nor any member of the Controlled Group currently has, and at no time in the past has had, an obligation (contingent or otherwise) to contribute to a

“defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. No Plan is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(f)    There is no pending or, to the Seller’s Knowledge, threatened assessment, complaint, proceeding, or investigation of any kind in any court or Governmental Authority with respect to any Plan (other than routine claims for benefits).
(g)    No Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law or (ii) death or retirement benefits under any Plan that is intended to be qualified under Section 401(a) of the Code.
(h)    The execution and performance of this Agreement, alone or together with any other transaction, will not (i) constitute a triggering event under any Plan that will result in any payment (whether of severance pay or otherwise) becoming due from any member of the Krausz Group to any current or former officer, employee, director or consultant (or dependents of such Persons) of any other member of the Krausz Group, or (ii) other than as set forth in Section 3.14(h) of the Disclosure Schedule, accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former officer, employee, director or consultant (or dependents of such Persons) of any member of the Krausz Group.
(i)    No member of the Krausz Group has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of any member of the Krausz Group other than the Plans, or to make any amendments to any of the Plans. Each member of the Krausz Group has reserved all rights necessary to amend or terminate each of the Plans without the consent of any other Person at any time.
(j)    No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).
(k)    Any Plan or other payment or arrangement for which any member of the Krausz Group has any Liability that is subject to Section 409A of the Code is in documentary compliance in all material respects with Section 409A of the Code and has been operated at all times in compliance in all material respects with Section 409A of the Code, and no Person has a right to any gross-up, reimbursement or indemnification from any member of the Krausz Group with respect to Taxes incurred under Section 409A of the Code.
(l)    Each member of the Krausz Group and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Company Health Plan”) (i) is currently in compliance with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”), and (ii) no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Krausz Group or any Company Health Plan to penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Healthcare Reform Laws.
Section 3.15.    Labor Relations; Employees.
(a)    Except as set forth on Section 3.15(a) of the Disclosure Schedule, there are no, and during the past three years have not been any, strikes, slowdowns or other work stoppages, lockouts, grievance proceedings, arbitrations, labor disputes, lawsuits, administrative proceedings or representation questions pending or, to the Knowledge of the Seller, threatened, between either the Company or Krausz USA, on the one hand, and any employee or any labor union or employee organization purporting to represent any employees, on the other hand. The Company and Krausz USA are not, and in the past three years have not been, a party to, bound by or negotiating any collective bargaining agreements with any labor union or employee organization representing or purporting to represent the Company or Krausz USA employees and neither the Company nor Krausz USA has agreed to recognize any union, employee organization, or other collective bargaining representative. During the past three years, no union, employee organization or group of employees has made a pending demand for recognition and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Seller, threatened to be brought or filed, with the National Labor Relations Board or the Israeli National Labor Relations Board. Except as required by applicable Law, neither the Company nor Krausz USA has any duty to bargain with any labor organization.
(b)    Section 3.15(b)(i) of the Disclosure Schedule sets forth a list of all employees, consultants, and independent contractors of the Company and Krausz USA to include the following: the overall cost of employment or engagement (as applicable), name, job title, scope of employment (e.g., full or part-time or temporary), date of hire, classification as exempt or non-exempt under the FLSA, principle place of employment, leave status and anticipated return date (as applicable), visa status (as applicable), current year annual base salary or hourly wage, bonus (including type of bonus, calculation method and amounts received or expected to be received in 2018, and to the extent undertaken by a Company and Krausz USA, in 2019), deferred compensation, commissions (including calculation method and amounts received or expected to be received in 2018, to the extent undertaken by a Company and Krausz USA, in

2019), vacation entitlement and accrued but unused vacation, sick leave entitlement, pension arrangement and/or any other provident fund (including managers’ insurance and further education fund), their respective contribution rates and the salary basis for such contributions, whether such employee is subject to Section 14 Arrangement under the Israeli Severance Pay Law - 1963 (“Section 14 Arrangement”) (and, to the extent such employee is subject to the Section 14 Arrangement, the legal source for such application, an indication of whether such arrangement has been applied to such person from the commencement date of his employment and on the basis of his entire salary), any other benefits or compensation (including housing allowances, overtime payments, travel pay, care maintenance, car entitlement and accrued recuperation pay) to which the individual is entitled, and whether the employee, consultant or independent contractor has a written agreement governing the terms and conditions of his or her employment or engagement by the Company or Krausz USA. Except as set forth in Section 3.15(b)(i) of the Disclosure Schedule, all employees, consultants and independent contractors of the Company and Krausz USA are terminable at will, without advance notice, without payment of severance or other compensation, and without further liability. Except as set forth in Section 3.15(b)(ii) of the Disclosure Schedule, no employees, contractors or consultants have given notice of their intent to terminate their relationship with the Company or Krausz USA. The Company and Krausz USA on the one hand, and each employee, contractor, and consultant on the other are in compliance with any written agreement between them and other than as set forth in Section 3.15(b)(i) of the Disclosure Schedule there are no oral or informal agreements between them that are not documented in a formal written agreement. All current and former employees of the Company and Krausz USA who have been classified as exempt under the FLSA have been properly classified and treated as such and properly compensated for all time worked in accordance with the FLSA. All individuals who have provided services to the Company or Krausz USA as independent contractors or consultants have been properly classified as independent contractors, rather than as employees, for purposes of all applicable Laws and Plans. Except set forth in Section 3.15(b)(iii) of the Disclosure Schedule, the Company does not engage any personnel through manpower agencies. Other than the Retention Bonuses, any promises or commitments made to any of the employees of the Company or Krausz USA, whether in writing or not, with respect to any future changes or additions to their compensation or benefits are set forth in Section 3.15(b)(i) of the Disclosure Schedule. Details of any Person who, as of the date hereof, has accepted an offer of employment made by the Company but whose employment has not yet started are contained in Section 3.15(b)(i) of the Disclosure Schedule. Except as set forth in Section 3.15(b)(iv) of the Disclosure Schedule, all current employees of the Company and Krausz USA have signed agreements with the Company or Krausz USA (either an employment agreement or a services agreement or received notice of terms of employment in accordance with the Israeli Notice to Employee (Terms of Employment) Law, 2002, and also, with respect to employees, a confidentiality, non-competition and/or inventions assignment agreements and with respect to contractors who contributed to the IP Rights, a confidentiality and/or inventions assignment agreements) and no such Person is engaged without a written agreement.

(c)    Except as set forth on Section 3.15(c) of the Disclosure Schedule and except for extension orders which generally apply to all employees in Israel (the “Applicable Extension Orders”), neither the Company nor Krausz USA is a party to, or otherwise bound by, any consent decree with, or citation by, any government agency relating to employees or employment practices. Except as set forth on Section 3.15(c) of the Disclosure Schedule, neither the Company nor Krausz USA nor any of their executive officers have received within the past five years any notice of intent by any government agency responsible for the enforcement of labor or employment laws to conduct an audit or investigation relating to the Company or Krausz USA. The Company and Krausz USA are, and for the past five years have been, in material compliance with all applicable Laws respecting labor and employment, including termination of employment or failure to employ, employment practices, terms and conditions of employment, immigration, wages and hours, working time, employment standards, civil rights, discrimination and retaliation, occupational safety and health, family or medical leave or other leave rights, privacy rights, exempt/non-exempt and contingent worker and contractor classifications, unemployment compensation, benefits and workers’ compensation. Except as set forth in Section 3.15(c) of the Disclosure Schedule, there are no labor or employment Actions pending, or to the Knowledge of the Seller threatened, between either the Company or Krausz USA and any employees, current or former, of the Company or Krausz USA, whichever applicable.
(d)    All amounts that the Company is legally or contractually required either (i) to deduct from the employees’ salaries and/or to transfer to the employees’ pension, pension fund, pension insurance fund, managers’ insurance, severance fund, insurance and other funds for or in lieu of severance or provident fund, life insurance, incapacity insurance, continuing education fund or other similar funds or insurance; or (ii) to withhold from the current employees’ salaries and any other compensation or benefits and to pay to any Person as required by any applicable Law or otherwise have, in each case, been duly deducted, transferred, withheld and paid and Company’s liability towards its Israeli or other employees regarding severance pay, accrued vacation and contributions to all employees benefit plans are fully funded or if not required by any source to be funded are accrued on the Financial Statements. Except as set forth on Section 3.15(d) of the Disclosure Schedule, Section 14 Arrangement was properly applied in accordance with all applicable Laws (including, in accordance with the terms of the general permit issued by the Israeli Labor Minister and the terms of the Applicable Extension Orders) regarding all former and current employees, based on their full salaries and from the date they became subject to Section 14 Arrangement and, except for the employees listed on Section 3.15(d) of the Disclosure Schedule, the Company’s Liability towards severance payment for any current or former employees is fully covered under Section 14 Arrangement. Except as set forth on Section 3.15(d) of the Disclosure Schedule, Section 14 Arrangement is applied in all the Company’s employees’ employment agreements as of the commencement date of their employment with the Company.
(e)    All employees of the Company or Krausz USA who work in the U.S. are legally authorized to work in the U.S. The Company or Krausz USA, as applicable, have completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 for employees hired prior to the Closing Date.
(f)    The Seller has not failed to provide advance notice of layoffs or terminations as required by, or incurred any liability under, the WARN Act, and as of the date of this Agreement, no such action is planned or anticipated, nor has the Seller taken any action that would reasonably be expected to cause Purchaser to incur any liability or obligation under WARN following the Closing Date.
(g)    The Company is not and no Company employee benefits from any extension order (tzavei harchava) except for Applicable Extension Orders or in the industry in which the Company operates as set forth on Section 3.15(g) of the Disclosure Schedule. Except as set forth on Section 3.15(g) of the Disclosure Schedule, (i) the Company is not and has not been a member of any employers’ association or organization; and (ii) the Company is not required to pay and has not paid or been requested to pay any payment (including professional organizational handling charges) to any employers’ association or organization. The Company does not have any unsatisfied Liabilities due to any of its former employees or independent contractors, and the terminations of such former employees or independent contractors was in compliance in all material respects with all applicable Laws and contracts.
(h)    Except as set forth on Section 3.15(h) of the Disclosure Schedule, none of the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated by this Agreement, any termination of employment or service and any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event (whether contingent or otherwise), (i) result in any material payment or benefit, unemployment compensation, golden parachute, bonus or otherwise becoming due or payable, or required to be provided, to any current or former employee, director, or independent contractor, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any Person or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person. To the Knowledge of the Seller, there is no circumstance that is reasonably expected to give rise to any valid claim by any employee or independent contractor of the Company or Krausz USA for compensation on termination of employment or services.
(i)    To the Knowledge of the Seller, no employee or independent contractor of the Company or Krausz USA is in violation of any term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or Krausz USA because of the nature of the business or to the use of trade secrets or proprietary information of others. No employee of the Company or Krausz USA has given written notice to the Company or Krausz USA and, to the

Knowledge of the Seller, no employee of the Company or Krausz USA intends to terminate his or her employment with the Company or Krausz USA. Neither the Company nor Krausz USA has, and to the Knowledge of the Seller, no other Person has, (i) entered into any contract that obligates or purports to obligate Purchaser to make an offer of employment or engagement to any present or former employee or independent contractor of the Company or Krausz USA or (ii) promised or otherwise provided any assurances (contingent or otherwise, whether written or not) to any present or former employee or independent contractor of the Company or Krausz USA of any terms or conditions of employment with Purchaser following the Closing.
Section 3.16.    Taxes. Except as set forth in Section 3.16 of the Disclosure Schedule,
(a)    all income and other material Tax Returns required to have been filed by Krausz Development, the Company and Krausz USA have been timely filed (taking into account any extension of time to file granted or obtained) with the appropriate Governmental Authority in accordance with all applicable Laws;
(b)    all such Tax Returns are true, correct and complete in all material respects;
(c)    neither Krausz Development, nor the Company or Krausz USA is currently a beneficiary of any extension of time with which to file any Tax Return;
(d)    all Taxes owed by Krausz Development, the Company and Krausz USA have been paid or will be timely paid to the appropriate Governmental Authority prior to the due date for payment thereof;
(e)    Krausz Development, the Company and Krausz USA have withheld and timely remitted to the appropriate Governmental Authority all Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person;
(f)    neither Krausz Development nor the Company or Krausz USA has received from any Governmental Authority any written notice of proposed adjustment, deficiency or underpayment of any Taxes other than a proposed adjustment, deficiency or adjustment that has been timely satisfied by payment or settlement, or withdrawn;
(g)    neither Krausz Development nor the Company or Krausz USA has granted, or has had granted on its behalf, any extension or waiver of the statute of limitations period applicable to any Tax Return or within which any material Tax may be assessed or collected by any Governmental Authority, which period (after giving effect to such extension or waiver) has not yet expired;

(h)    there is no outstanding dispute or pending claim concerning any Tax liability of Krausz Development, the Company or Krausz USA claimed or raised in writing by and Governmental Authority;
(i)    there are no Tax liens on any of the Assets (other than Permitted Encumbrances);
(j)    neither Krausz Development nor the Company or Krausz USA is a party to any Tax sharing, allocation or indemnity agreement, arrangement or similar contract;
(k)    neither Krausz Development, the Company or Krausz USA has received a written notice from any Governmental Authority asserting that such entity is required to pay Taxes or file Tax Returns in a jurisdiction in which such entity did not then file Tax Returns or pay Taxes;
(l)    neither Krausz Development nor the Company or Krausz USA will be required to include any item of income, or exclude any item of deduction, from taxable income for any period after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized or received on or prior to the Closing Date; (iv) an adjustment under Code Section 481 (or any similar provision of state, local or non-U.S. Laws) as a result of a change in method of accounting with respect to a Pre-Closing Tax Period (or as a result of an impermissible method used in a Pre-Closing Tax Period); or (v) an agreement entered into with any Governmental Authority (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date;
(m)    neither Krausz Development nor the Company or Krausz USA has engaged in any transaction which is a “listed transaction” (or a substantially similar transaction) within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the effective dates);
(n)    Krausz Development, the Company and Krausz USA have complied in all material respects with all relevant transfer pricing Laws, and all related documentation required by such laws has been timely prepared or obtained and, if necessary, retained;
(o)    (i) neither Krausz Development nor the Company or Krausz USA has ever engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country under the laws of which it was organized or incorporated; (ii) no claim has ever been made by any Governmental Authority in a jurisdiction where Krausz Development, the Company or Krausz USA, as the case may be, do not file Tax Returns that Krausz Development, the Company or Krausz USA, as the case may be, is or may be subject to taxation by that jurisdiction; and (iii) Krausz USA is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;
(p)    Krausz Development and the Company are duly registered for the purposes of Israeli value added tax and have complied in all material respects with all requirements concerning value added Taxes (“VAT”);
(q)    Krausz Development and the Company (i) have not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) have collected and timely remitted to the relevant Taxing authority all output VAT which it is required to collect and remit under any Law and (iii) have not received a refund for input VAT for which it is not entitled under any Law;
(r)    Except as set forth in Section 3.16(r) of the Disclosure Schedule, neither Krausz Development nor the Company (i) is subject to any restrictions or limitations pursuant to Part E2 of the Israeli Code or pursuant to any Tax ruling made with reference to the provisions of Part E2, (ii) is or has during the past five years participated or engaged in any transaction listed in Section 131(g) of the Israeli Code and the Israeli Income Tax Regulations (Reportable Tax Planning), 5767-2006 promulgated thereunder, (iii) is or has during the past five years taken a Tax position that is subject to reporting under Section 131E of the Israeli Income Tax Ordinance, (iv) is or has during the past five years obtained a legal or tax opinion that is subject to reporting under Section 131D of the Israeli Code, (v) is or has ever been a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963, (vi) is or has ever benefited from “Approved Enterprise”, “Benefitted Enterprise” or “Preferred Enterprise” status under the Israeli Law for Encouragement of Capital Investments, 1959, (vii) during the past five years, neither Krausz Development nor the Company has received or been subject to any Tax ruling, “Taxation decision” (Hachlatat Misui), or entered into any agreements with, any Taxing authority, and (viii) is or has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes;
(s)    the prices and terms for the provision of any property or services by or to the Company and Krausz Development are at arm’s length for purposes of the relevant transfer pricing laws and all related documentation if required by such Laws has been timely prepared or obtained and, if necessary, retained; and
(t)    the Company and Krausz Development complies, and has always been, compliant with the requirements of Sections 85A of the Israeli Code and the regulations promulgated thereunder in all material respects.

Section 3.17.    Material Contracts.
(a)    Section 3.17(a) of the Disclosure Schedule lists, under separate headings, each of the following contracts and agreements of Krausz Development, the Company and Krausz UA that are in effect (such contracts and agreements being “Material Contracts”):
(i)    all management contracts and contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than 30 days’ notice;
(ii)    all leases with respect to the Leased Real Property;
(iii)    all contracts and agreements that (A) limit or purport to limit the ability of Krausz Development, the Company or Krausz USA to compete in any line of business or with any Person or in any geographic area or during any period of time, (B) creates or purports to create any exclusive relationship or arrangements, (C) grants any Person an option or a first-refusal, first-offer or similar preferential right, or (D) contains most-favored nations pricing or other most-favored nations terms;
(iv)    all transportation agreements, services agreements and other agreements which have unexpired terms in excess of one year;
(v)    all Personal Property Leases having an annual Liability in excess of $25,000;
(vi)    all Related Party Agreements that are not terminated as of the Closing;
(vii)    any contract or indenture relating to (A) Indebtedness, (B) placing any Encumbrance (other than Permitted Encumbrances) on any portion of the Assets, or (C) any guaranty of any obligation for borrowed money or other material guaranty;
(viii)    any contract relating to the acquisition of assets (other than in the ordinary course of business) or any merger, purchase of stock or other acquisition of any share capital of any business enterprise or material assets or equity interests of any other Person;
(ix)    any joint venture or partnership contract pursuant to which Krausz Development, the Company or Krausz USA holds any securities or other Equity Rights in another Person;
(x)    any contract or group of related contracts with the same party for the purchase of tangible products or services that provide for annual payments by Krausz Development, the Company or Krausz USA in excess of $25,000;

(xi)    any contract with (A) Major Customer or (B) Major Supplier;
(xii)    any contract with a Governmental Authority (other than license agreements or Permits entered into in the ordinary course of business);
(xiii)    any contract under which Krausz Development, the Company or Krausz USA has advanced or loaned any amount to any other Person;
(xiv)    any guaranty of any obligation for borrowed money or other guaranty of any obligation;
(xv)    any contract that involves commitments to make capital expenditures or which provide for the purchase of goods or services from any one Person under which the annual expenditures or the undelivered balance of such products or services has a purchase price in excess of $25,000;
(xvi)    any contract relating to any settlement of any litigation that (A) was pending against Krausz Development, the Company or Krausz USA at any time during the last five years, or (B) that contains continuing, outstanding or ongoing commitments;
(xvii)    any contract relating to the sale of any of the Assets, other than in the ordinary course of business;
(xviii)    Contracts (A) continuing over a period of more than one year from the date thereof or (B) with any agents, distributors or representatives, in each case that are not terminable without penalty on 60 days’ notice or less;
(xix)    (A) employment agreements with key or executive employees or which deviate in any material respect from the Company’s standard employment agreement as made available to the Purchaser or (B) collective bargaining contracts or contracts with any labor organization, union or association;
(xx)    contracts providing for (A) accelerated vesting, material modification or the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or (B) retention, severance (beyond statutory severance), change in control or other similar payments;
(xxi)    any contract relating to the licensing of IP Rights by any member of the Krausz Group to a third party or by a third party to any member of the Krausz Group, in each case involving consideration in excess of $25,000 per annum, and all other agreements affecting any member of the Krausz Group’s ability to use, commercially exploit or disclose any material IP Rights, in each case, other than (A) licenses for commercially available, general purpose, non-customized computer software used by any member of the Krausz Group and having a license or subscription fee of less than $5,000 per annum or (B) non-exclusive license agreements entered into by any member of the Krausz Group with customers in the ordinary course of business;
(xxii)    all contracts providing for (A) indemnification (including with respect to IP Rights, employees and directors) or (B) any guaranty of third party obligations, in each case entered into outside the ordinary course of business; and
(xxiii)    any contract not otherwise specified above that involves an annual commitment or annual payment to or from Krausz Development, the Company or Krausz USA of more than $25,000 individually.
(b)    Except as disclosed in Section 3.17(b) of the Disclosure Schedule, each Material Contract (i) is valid and binding on Krausz Development, the Company or Krausz USA, as applicable, and, to the Knowledge of the Seller, the counterparties thereto, and is in full force and effect, (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.03(c) of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence, and (iii) is not the subject of any pending, or to the Knowledge of the Seller, threatened, dispute. Except as disclosed in Section 3.17(b) of the Disclosure Schedule, neither Krausz Development, the Company nor Krausz USA, nor, to the Knowledge of the Seller, any of the other parties thereto, is in material breach of, or material default under, any Material Contract to which it is a party (nor does there exist any condition that, upon the passage of time, the giving of notice or both, would cause such a violation or default by the Company, Krausz USA, or, to the Seller’s Knowledge, other party thereto).
Section 3.18.    IP Rights.
(a)    Krausz Group IP Rights. Section 3.18(a) of the Disclosure Schedule sets forth a list, as of the date of this Agreement, of all registrations and applications for IP Rights owned by Krausz Development, the Company or Krausz USA (collectively, “Krausz Group Registered IP Rights”). All patents, registered trademarks, registered copyrights and applications therefor that are set forth in Section 3.18(a) of the Disclosure Schedule are subsisting, and to the Seller’s Knowledge, valid and enforceable, and all necessary registration, maintenance and renewal fees in connection with such Krausz Group Registered IP Rights have been made.
(b)    Except as set forth in Section 3.18(b) of the Disclosure Schedule, each of Krausz Development, the Company and Krausz USA either owns all rights, title and interest in and to the Krausz Group IP Rights, free and clear of all Encumbrances, or has the valid and enforceable right under a written or online agreement or T&C to use the Krausz Group IP Rights. Except as set forth in Section 3.18(b) of the Disclosure Schedule, Krausz Development, the Company or Krausz USA is the exclusive owner of all Krausz Group IP Rights owned by Krausz Development, the Company and Krausz USA, free and clear of all Encumbrances.

(c)    The conduct of Krausz Development’s, the Company’s and Krausz USA’s business as currently conducted, and as conducted in the six years prior to the date of this Agreement, including the manufacture, marketing and sales of the Company Products, does not infringe or misappropriate, and has not infringed or misappropriated, any IP Rights of others. Since the date six years prior to the date of this Agreement, no member of the Krausz Group has received written notice that any aspect of its business is infringing the IP Rights of any other Person. Except as set forth in Section 3.18(c) of the Disclosure Schedule, to the Knowledge of the Seller, no Person is infringing any Krausz Group IP Rights.
(d)    Except for licenses granted to Krausz USA, sales representatives, dealers, and distributors under written agreements identified in Section 3.18(d)(i) of the Disclosure Schedule and the rights granted to customers by the Company under non-exclusive licenses in the ordinary course of business, no member of the Krausz Group has granted a license under any of the Krausz Group IP Rights for any other Person make, use, sell, reproduce, distribute, create derivative works, publish, perform or otherwise commercially exploit any of the Krausz Group IP Rights. Except for Off the Shelf Licenses and Seller IP Rights, Krausz Development and the Company own all IP Rights necessary to operate the business as currently conducted. Krausz Development, the Company and Krausz USA own or have the right to use the computer software used by them in connection with their respective businesses (excluding “shrink-wrap” licenses and similar licenses associated with commercially available, general purpose, non-customized computer software having a license or subscription fee of less than $10,000 (the “Off the Shelf Licenses”)). The Krausz Group IP Rights and Seller IP Rights constitute all IP Rights used in or necessary and sufficient for the operation of the businesses of Krausz Development, the Company and Krausz USA as currently conducted and as presently proposed to be conducted.
(e)    With respect to trade secrets owned by Krausz Development, the Company and Krausz USA that are material to the operation of their respective businesses, Krausz Development, the Company and Krausz USA have taken commercially reasonable precautions to protect the secrecy, confidentiality and value of such trade secrets. To the Knowledge of the Seller, such trade secrets have not been used, divulged or appropriated either for the benefit of any third party or to the detriment of any of Krausz Development, the Company and Krausz USA.
(f)    Except as indicated on Section 3.18(f) of the Disclosure Schedule, each employee of, and each individual who is or was a consultant or contractor to, Krausz Development, the Company or Krausz USA, who has conceived of any invention or work of authorship currently used or held for use in the businesses of Krausz Development, the Company and Krausz USA during such individual’s employment by or consulting or contracting relationship (each, a “Contributor”), is or was at the relevant time, a party to a written agreement with the Krausz Development, the Company or Krausz USA (and all amounts due and payable by the Seller thereunder have been paid) (i) protecting the Proprietary Information of the Krausz Development, the Company and Krausz USA, (ii) under which such individual assigned and is obligated to assign to the Krausz Development, the Company and Krausz USA all of such individual’s right, title and interest in any such IP Rights developed by such Contributor during and as a result of his/her engagement or employment (as the case may be) with Krausz Development, the Company or Krausz USA, (iii) waiving any right to receive royalty or other remuneration with respect to their contribution to IP Rights (including a waiver under Section 134 of the Israeli Patents Law, 1967, and any other applicable Law) and (iv) waiving any and all moral rights, including any rights under the Israeli Copyright Law, 2007.
(g)    All Information Systems used by the Krausz Development, the Company and Krausz USA are sufficient for, and operate and perform in all material respects as required in connection with, the operation of their respective businesses as currently conducted and as presently proposed to be conducted. Krausz Development, the Company and Krausz USA use commercially reasonable means to protect the security and integrity of all Information Systems used by them. Krausz Development, the Company and Krausz USA own, license or have a valid right to access and use all Information Systems used in connection with their respective businesses. The Information Systems of Krausz Development, the Company and Krausz USA do not, to the Knowledge of the Seller, contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that (A) materially disrupt or adversely affect the functionality of any such Information Systems, except as disclosed in their documentation, or (B) enable or assist any Person to access without authorization any such Information Systems. Except as set forth in Section 3.18(h) of the Disclosure Schedule, to the Knowledge of the Seller, no member of the Krausz Group has had an unauthorized breach of or access to the Information Systems used by the Company or Krausz USA to Process data or information. Krausz Development, the Company and Krausz USA have a commercially reasonable disaster recovery plan in place and have acted in a commercially reasonable manner to safeguard the Information Systems utilized by the Krausz Group.
(h)    Except as set forth in Section 3.18(h) of the Disclosure Schedule, Krausz Development, the Company and Krausz USA and the conduct of their respective businesses are in compliance in all material respects with, and have been in compliance in all material respects with, all Data Security Requirements and there have not been any actual or alleged incidents of data security breaches, unauthorized access or use of any of the Information Systems of the Krausz Group or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Data or other notices received relating to Data Security Requirements. No written notices have been received by, and no written claims, charges or complaints have been made against, Krausz Development, the Company or Krausz USA by any Governmental Authority or other third party alleging a violation of any Data Security Requirements and, to the Knowledge of the Seller, there is no basis for such claims, charges and complaints.
(i)    Section 3.18(h) of the Disclosure Schedule sets forth a list, as of the date of this Agreement, of (A) all registrations and applications for IP Rights owned by Seller

(the “Seller Registered IP Rights”); (B) all other material IP Rights owned by Seller and used or held for use by Krausz Development, the Company or Krausz USA; and (C) all IP Rights licensed by a third party to Seller for use by Krausz Development, the Company or Krausz USA. Seller is the exclusive owner of all Seller IP Rights owned by Seller, free and clear of all Encumbrances. Seller either owns all rights, title and interests in and to the Seller IP Rights free and clear of all Encumbrances or has the valid and enforceable right under a written agreement to use the Seller IP Rights. Except as set forth in Section 3.18(h) of the Disclosure Schedule, to the Knowledge of the Seller, no Person is infringing any Seller IP Rights, and all patents, registered trademarks, registered copyrights and applications therefor that are set forth in Section 3.18(h) of the Disclosure Schedule are subsisting, and to the Seller’s Knowledge, valid and enforceable, and all necessary registration, maintenance and renewal fees in connection with such Seller IP Rights have been made. Except for licenses granted to the Company, Krausz USA, and licenses granted to sales representatives, dealers, and distributors by the Company and/or Krausz USA under written agreements identified in Section 3.18(i) of the Disclosure Schedule and the rights granted to customers by the Company under non-exclusive licenses in the ordinary course of business. Seller has not granted a license under any of the Seller IP Rights for any other Person to make, use, sell, reproduce, distribute, create derivative works, publish, perform or otherwise commercially exploit the Seller IP Rights. The Seller has taken commercially reasonable precautions to protect the secrecy, confidentiality and value of material trade secrets of the Seller, including all trade secrets that constitute Seller IP Rights. All material IP Rights developed by the Seller’s founders prior to the incorporation of the Seller and related to, used in or necessary for the conduct of the Seller’s business were developed in favor of, and in trust for, the Seller, and were duly and fully assigned to the Seller by the founders.
(j)    Except as set forth in Section 3.18(j) of the Disclosure Schedule, no government funding or Governmental Grants or facilities of a university, college, other educational institution or research center was used in the development of the Seller IP Rights. No current or former Contributor has performed services for or otherwise was under restrictions resulting from his/her relations with any government, university, college or other educational institution or research center during a period of time during which any Seller IP Rights were created by such Contributor, nor has any such Contributor created or developed any Seller IP Rights with any Governmental Grant. The Contributors are not and have, since the date six years prior to the date of this Agreement not been bound by any obligations towards any third party (including any other employer, Governmental Authority, or university) such that such third party may have any right or claim with respect to any Seller IP Rights developed, invented, derived, programmed or designed by any of them.
Section 3.19.    Major Customers and Suppliers.
(a)    Major Customers. Section 3.19(a) of the Disclosure Schedule sets forth a true and complete list of the 25 largest customers of Krausz Development, the Company and Krausz USA by aggregate dollar value of sales to such customers for each of the two most recent fiscal years (determined on the basis of the total dollar amount of net sales) (each, a “Major Customer”).
(b)    Major Suppliers. Section 3.19(b) of the Disclosure Schedule sets forth a true and complete list of the 25 largest suppliers to Krausz Development, the Company and Krausz USA by aggregate dollar value of purchases from such suppliers for each of the two most recent fiscal years (determined on the basis of the total dollar amount of purchases) (each, a “Major Supplier”).
(c)    Relationship. Except as set forth in Section 3.19(c) of the Disclosure Schedule, the relationships of Krausz Development, the Company and Krausz USA with the Major Customers and Major Suppliers, as applicable, are good commercial working relationships and no such supplier or customer listed therein has cancelled or otherwise terminated, or to the Knowledge of the Seller, threatened to cancel or otherwise terminate, or materially and adversely modify, its relationship with the Company or Krausz USA, whichever applicable, either as a result of the transactions contemplated hereby or otherwise.
Section 3.20.    Product Warranty and Product Liability.
(a)    Section 3.20(a) of the Disclosure Schedule sets forth a list, as of the date of this Agreement, of all non-standard warranties given by Krausz Development, the Company and Krausz USA which remain in effect as of the date hereof. Krausz Development, the Company and Krausz USA have provided Purchaser with true and correct copies of (i) all such outstanding non-standard warranties, and (ii) the terms of its standard warranties.
(b)    Except as set forth in Section 3.20(b) of the Disclosure Schedule, each product manufactured, sold or delivered by Krausz Development, the Company and Krausz USA in conducting their business has been in conformity with all applicable product specifications and warranties. Neither Krausz Development, the Company nor Krausz USA is subject to any claim or, to the Knowledge of the Seller, giving rise to any Liability arising out of any injury to Person or property as a result of the ownership, possession or use of a product designed, manufactured, sold, leased, delivered or installed by them.
Section 3.21.    Certain Relationships. Except as set forth in Section 3.21 of the Disclosure Schedule, no officer, director, stockholder or Affiliate of Krausz Development, the Company or Krausz USA, nor any individual in such officer’s, director’s, stockholder’s or Affiliate’s immediate family, (i) has, directly or indirectly, any pecuniary interest in, or is an employee, officer or director of, any Person that does business with (including as a client, supplier, customer, lessor, lessee), or is a competitor to, Krausz Development, the Company or Krausz USA, (ii) is indebted to, or has any intercompany balance, note receivable or note payable with, Krausz Development, the Company or Krausz USA (the “Affiliate Loans”), or (iii) is a party to any contract with Krausz Development, the Company or Krausz USA that will survive the Closing, or owns any Assets (the “Related Party Agreements”). Section 3.21 of the

Disclosure Schedule sets forth a true and complete list of all Affiliate Loans, including the outstanding balance and applicable interest payments related thereto. As of the Closing Date, no member of the Krausz Group has any Liability with respect to any Related Party Agreement that has been terminated as of the Closing or that will not survive the Closing.
Section 3.22.    Officers; Directors; Bank Accounts. Section 3.22 of the Disclosure Schedule sets forth a true and complete list of (i) all directors and officers of Krausz Development, the Company and of Krausz USA, and (ii) all bank accounts and safe deposit boxes of Krausz Development, the Company and of Krausz USA and all Persons authorized to sign checks drawn on such accounts and to have access to such safe deposit boxes.
Section 3.23.    Indebtedness. Section 3.23 of the Disclosure Schedules sets forth all of the outstanding Indebtedness as of the date of this Agreement.
Section 3.24.    Insurance Policies. The Seller has made available to the Purchaser complete and correct copies of all insurance policies, including property, general liability, product liability, excess liability and directors and officers liability policies, maintained as of the date hereof by Krausz Development, the Company and Krausz USA (collectively, the “Insurance Policies”), together with descriptions of “self-insurance” or “co-insurance” programs. All of the Insurance Policies covering the policy year that includes the date hereof are in full force and effect, and all premiums due thereon have been paid, and will continue to be in full force and effect until the Closing Date. Neither Krausz Development, the Company nor Krausz USA is in default in any material respect regarding its obligations under any Insurance Policy, nor has Krausz Development, the Company or Krausz USA failed to give any notice of any material claim under such Insurance Policy in due and timely fashion nor has Krausz Development, the Company or Krausz USA during the last three years been denied insurance coverage. Similar coverage to the coverage set forth in the Insurance Policies has been maintained on a continuous basis for the past three years. Neither Krausz Development, the Company nor Krausz USA has received written notice that (a) it has breached or defaulted under any of the Insurance Policies or (b) that any event has occurred that would permit termination, modification, acceleration or repudiation of the Insurance Policies. Neither Krausz Development, the Company nor Krausz USA has received any notice from any insurance company relating to a reservation of rights under any Insurance Policy under which a claim has been made or a notice of cancellation, non-renewal or termination under such Insurance Policy, or intent to cancel or increase or intent to increase premiums with respect to such Insurance Policy. During the past three years, there have been no claims against any Insurance Policy by Krausz Development, the Company or Krausz USA as to which the applicable insurers have denied coverage or otherwise reserved rights. Section 3.24 of the Disclosure Schedule also contains a list of all pending claims and any claims in the past three years with any insurance company by Krausz Development, the Company or Krausz USA.

Section 3.25.    Brokers. Except for Stifel, Nicolaus & Company, Incorporated (“Stifel”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller, Krausz or any of their respective Affiliates. The Seller is solely responsible for the fees and expenses of Stifel, which are considered Transaction Expenses. Following the Closing, no member of the Krausz Group nor any of their respective Affiliates will have any Liability to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement.
Section 3.26.    Absence of Certain Developments. Except as set forth in Section 3.26 of the Disclosure Schedule, since the date of the most recent Financial Statements:
(a)    there has not been any change, circumstance, condition, event, effect, development or state of facts that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)    except as otherwise required or contemplated by the negotiation, execution, delivery or performance of this Agreement, Krausz Development, the Company and Krausz USA have operated their businesses in the ordinary course consistent with past practice; and
(c)    neither Krausz Development, the Company nor Krausz USA has taken any action which, if taken between the date of this Agreement and the Closing Date, would be required to be disclosed on Section 6.01(a), (b), (c), (g), (h), (i), (m), (n), (o), (p) and (q) of the Disclosure Schedule.
Section 3.27.    Government Sponsored Programs.
(a)    Except as set forth on Section 3.27(a) of the Disclosure Schedule, the Company has not received and has not applied for any grant or other support or benefits from any Governmental Authority. Section 3.27(a) of the Disclosure Schedule sets forth a true and complete list of each pending and outstanding Governmental Grant from any Governmental Authority. Without limiting the generality of the foregoing, Section 3.27(a) of the Disclosure Schedule includes (i) the aggregate amounts of each IIA Governmental Grant and each pending IIA Governmental Grant requested by the Company, (ii) the aggregate outstanding obligations thereunder with respect to royalties or other amounts payable by the Company to the IIA, and (iii) the outstanding amounts to be paid by the IIA to the Company under the IIA Government Grants, if any. Other than as set forth in Section 3.27(a) of the Disclosure Schedule, the Seller has made available to the Purchaser accurate and complete copies of (A) all certificates of approvals and letters of approval (and supplements thereto) granted to the Company by the Investment Center, the IIA or by any other Governmental Authority in connection with a Governmental Grant, and any undertakings of the Company in connection with any Governmental Grant; and (B) any other material documents relating to any Governmental Grant.

Except for undertakings set forth in letters of approvals, provided under any applicable Law, including without limitation the Encouragement of Industrial Research, Development and Technological Innovation Law, 5744-1984 and any regulations, ordinances, guidelines or circulars promulgated thereunder or otherwise applicable (the “Innovation Law”), there are no undertakings of the Company given in connection with any Governmental Grant. The Company has been at all times in compliance in all material respects with the terms, conditions, requirements and criteria of any Governmental Grants (including any reporting requirements) and any applicable Laws (including the Innovation Law) in connection thereto, including restrictions on the transfer of know-how and manufacturing outside the State of Israel, and obligations relating to the payment of royalties, and has duly fulfilled the conditions, undertakings, reporting and other obligations relating thereto except for any non-compliance or non-fulfillment that would not result in any material Liability or loss to the Company. To the Seller’s Knowledge, no event has occurred, and no circumstance or condition exists, that could reasonably be expected to give rise to (i) the annulment, revocation, withdrawal, suspension, cancellation, recapture or material modification of any Governmental Grant; (ii) the imposition of any material limitation on any Governmental Grant or any material benefit available in connection with any Governmental Grant; (iii) a requirement that the Company return or refund any material benefits provided under any Governmental Grant; or (iv) an acceleration or increase of royalty payments obligation (including total royalty amount and royalty rate), or obligation to pay additional payments to any Governmental Authority, in each case, in a material amount, other than ongoing royalty payments.
(b)    No written claim or challenge have been made by the IIA with respect to the entitlement of the Company to any Governmental Grants or the compliance with the terms, conditions, obligations or laws relating to the Governmental Grants and to the Seller’s Knowledge, the IIA is not expected to make any claims in connection with the Company’s obligations or restrictions under the Innovation Law or other applicable Laws. To the Seller's Knowledge, the Company is not under an audit regarding any Governmental Grant and there are no pending controversies or disputes with any such authority regarding any Governmental Grant. The consummation of the transactions contemplated hereby will not adversely affect the continued qualification of the Company for the grants, or the terms or duration thereof, or require any repayment of any previously claimed Governmental Grant.
Section 3.28.    Disclosure. No representation or warranty of the Seller and Krausz contained in this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.
Section 3.29.    Disclaimer of the Seller. (A) EXCEPT AS SET FORTH IN THIS THE TRANSACTION DOCUMENTS, THE DISCLOSURE SCHEDULES OR ANY CERTIFICATE DELIVERED PURSUANT TO THE TRANSACTION DOCUMENTS, NONE OF THE SELLER, KRAUSZ NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES, MAKE OR HAVE MADE, AND THE PURCHASER ACKNOWLEDGES THAT IT HAS NOT RELIED

ON, ANY OTHER STATEMENT, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF KRAUSZ DEVELOPMENT, THE COMPANY, KRAUSZ USA, THE SHARES, OR ANY OF THE ASSETS, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE COMPANY’S BUSINESS, INCLUDING KRAUSZ USA, BY THE PURCHASER AFTER THE CLOSING IN ANY MANNER OTHER THAN AS USED AND OPERATED BY THEM, OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY’S BUSINESS, INCLUDING KRAUSZ USA, AFTER THE CLOSING, AND (B) EXCEPT WITH RESPECT TO FRAUD, OTHER THAN THE INDEMNIFICATION OBLIGATIONS OF THE SELLER AND KRAUSZ SET FORTH IN ARTICLE VIII, NONE OF THE SELLER, NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES, WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASER OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER, ITS AFFILIATES OR REPRESENTATIVES OF, OR THE PURCHASER’S USE OF, ANY INFORMATION RELATING TO THE COMPANY’S BUSINESS, INCLUDING KRAUSZ USA, AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE PURCHASER, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE PURCHASER OR IN ANY OTHER FORM IN THE COURSE OF ANY INDEPENDENT INVESTIGATION CONDUCTED BY THE PURCHASER OR OTHERWISE IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF KRAUSZ
Krausz hereby represents and warrants to the Purchaser as of the date of this Agreement and as of the Closing Date as follows:
Section 4.01.    Organization and Authority of Krausz. Krausz is a natural person and has all necessary power and authority to enter into this Agreement, to carry out his obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Krausz of this Agreement, the performance by Krausz of its obligations hereunder and the consummation by Krausz of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Krausz. This Agreement has been duly executed and delivered by Krausz, and (assuming due authorization, execution and delivery by the Seller and the Purchaser) this Agreement constitutes a legal, valid and binding obligation of Krausz, enforceable against Krausz in accordance with its terms.
Section 4.02.    No Conflict. Subject to the making and obtaining of all Consents and other actions referred to in Section 4.03, the execution, delivery and performance by Krausz of this Agreement to which it is a party do not and will not (a) conflict with or violate any Law or Governmental Order applicable to Krausz or his assets, properties or businesses or (b) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, give rise to the loss of a material benefit under or give to others any rights of termination, acceleration amendment, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Krausz is a party, except, in the case of clause (b), as would not materially and adversely affect the ability of Krausz to carry out his obligations under, and to consummate the transactions contemplated by, this Agreement.
Section 4.03.    Consents and Approvals. Other than as set forth in Section 3.03(c) of the Disclosure Schedule, the execution, delivery and performance by Krausz of this Agreement and the consummation of the transactions contemplated by this Agreement by Krausz do not and will not require any Consent or other order of, action by, filing with, or notification to, any Governmental Authority or other Person.
Section 4.04.    Litigation. As of the date hereof, no Action by or against Krausz is pending or, to the knowledge of Krausz, threatened against Krausz, which would be reasonably expected to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby or thereby.

Section 4.05.    Amounts Owed to Krausz. Other than as set forth in Section 3.21 (2) of the Disclosure Schedule, neither Krausz Development nor any of its Subsidiaries owes or is obligated to pay Krausz any amount, except for salary, employee benefits and bonuses, accrued prior to the Closing in the ordinary course.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER
The Purchaser hereby represents and warrants to the Seller as follows:
Section 5.01.    Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller and Krausz) this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.
Section 5.02.    No Conflict. Subject to the making and obtaining of all Consents and other actions referred to in Section 5.03, the execution, delivery and performance by the Purchaser of this Agreement to which it is a party do not and will not (a) violate, conflict with or result in the breach of the articles of incorporation (or similar organizational documents) of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or its assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, give rise to the loss of a material benefit under or give to others any rights of termination, acceleration amendment, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.
Section 5.03.    Consents and Approvals. Other than as set forth in Section 3.03(c) of the Disclosure Schedule, the execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated by this Agreement by the Purchaser do not and will not require any Consent or other order of, action by, filing with, or notification to, any Governmental Authority or other Person.
Section 5.04.    Investment Purpose. The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable laws, including United States federal securities laws. The Purchaser agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. The Purchaser is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of their investment.
Section 5.05.    Financing. The Purchaser has sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement or otherwise necessary to consummate all the transactions contemplated hereby and thereby. Upon the consummation of such transactions, assuming the accuracy of the Seller’s and Krausz’s representations and warranties set forth in this Agreement, the performance by the Seller and Krausz of their respective obligations hereunder and the continuing reasonableness of the assumptions used to prepare the Company’s most-recent projections and forecasts made available to Purchaser, (a) the Purchaser will not be insolvent, (b) the Purchaser will not be left with unreasonably small capital, (c) the Purchaser will not have incurred debts beyond its ability to pay such debts as they mature and (d) the capital of the Purchaser will not be impaired.
Section 5.06.    Litigation. As of the date hereof, no Action by or against the Purchaser is pending or, to the knowledge of the Purchaser, threatened against the Purchaser, which would be reasonably expected to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby or thereby.
Section 5.07.    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.
Section 5.08.    Independent Investigation; Seller’s Representations. In entering into this Agreement, the Purchaser acknowledges that it has not relied on any factual representations, statement or opinions of the Seller, Krausz or their respective representatives (except the specific representations and warranties of the Seller and Krausz set forth in the Transaction Documents, the Disclosure Schedules and any certificates delivered pursuant to the Transaction Documents), including factual representations or opinions stated by the Seller or its representatives, including any personnel of the Company or Krausz USA during the course of the independent investigation whether given orally or in writing. The Purchaser hereby acknowledges and agrees that (a) other than the representations and warranties made in Transaction Documents, the Disclosure Schedules and any certificates delivered pursuant to the Transaction Documents, none of the Seller, its Affiliates, or any of the officers, directors, employees or representatives of the Company or Krausz USA make or have made and the Purchaser has not and will not rely upon, any representation or warranty, express or implied, at law or in equity, with respect to, Krausz

Development, the Company or Krausz USA, the Shares or the Assets including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Company and Krausz USA by the Purchaser after the Closing in any manner other than as used and operated by the Seller or (iii) the probable success or profitability of the Company or Krausz USA after the Closing and (b) except with respect to fraud, other than the indemnification obligations of the Seller set forth in Article VIII, none of the Seller, its Affiliates, or any of the officers, directors, employees or representatives of the Company and Krausz USA, will have or be subject to any liability or indemnification obligation to the Purchaser or to any other Person resulting from the distribution to the Purchaser, its Affiliates or representatives of, or the Purchaser’s use of, any information relating to the Company and Krausz USA and any information, documents or material made available to the Purchaser, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser or in any other form during the independent investigation or otherwise in expectation of the transactions contemplated by this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS
Section 6.01.    Conduct of Business Prior to the Closing. The Seller covenants and agrees that, except as described in Section 6.01 of the Disclosure Schedule, between the date hereof and the Closing, the Seller shall cause Krausz Development, the Company and Krausz USA to, (i) conduct its business in the ordinary course in all material respects and (ii) use commercially reasonable efforts to preserve intact in all material respects (A) their business organization, (B) assets in good operating condition and repair and in a manner that is consistent with past practice and (C) business relationships with customers, suppliers, landlords, lessors, employees, Governmental Authorities and others with whom they deal in the ordinary course of business. Except as required to consummate the transactions contemplated hereby or as otherwise described in Section 6.01 of the Disclosure Schedule, the Seller covenants and agrees that, between the date hereof and the Closing, without the prior written consent of the Purchaser, neither Krausz Development, the Company nor Krausz USA will:
(a)    (i) transfer, reclassify, combine, split, subdivide, redeem, purchase, issue or sell any share capital, notes, bonds, securities or other equity interests of Krausz Development, the Company or Krausz USA (or any option, warrant or other right to acquire the same), (ii) redeem any of the share capital of Krausz Development, the Company or Krausz USA, (iii) declare, set aside, make or pay any non-cash dividends or other non-cash distributions (whether in stock, property or otherwise) with respect to any of its share capital or other equity interests or (iv) declare, set aside, make or pay any cash dividends or cash distributions;
(b)    amend or restate the Articles of Association or Articles of Incorporation or bylaws (or similar organizational documents) of Krausz Development, the Company or Krausz USA, as applicable;
(c)    amend, terminate, cancel or compromise any material claim of Krausz Development, the Company or Krausz USA or waive any other rights of substantial value to the Company or Krausz USA, as applicable;
(d)    (i) acquire, sell or transfer or otherwise dispose of any Assets having a value of more than $25,000, other than the sale of Inventory in the ordinary course of business or (ii) subject any Assets to any Encumbrances, other than Permitted Encumbrances;
(e)    amend, modify or consent to the termination of any Plan or any Material Contract or enter into any agreement that would constitute a Material Contract if in place as of the date of this Agreement;
(f)    grant any increase in the compensation, salaries or wages payable to any of the senior employees of Krausz Development, the Company or Krausz USA, except for reasonable increases in the ordinary course of business or as a result of contractual arrangements or sales compensation plans existing on the date of this Agreement;
(g)    fail to maintain all of Krausz Development and the Company’s books and records in accordance with past practices, or make any material change in the accounting methods used by Krausz Development and the Company (except for changes required by reason of a change in Law or a change in generally accepted accounting principles);
(h)    fail to maintain in full force and effect insurance policies that provide coverage that (taken as a whole) is comparable to the coverage applicable to Krausz Development, the Company and Krausz USA as in effect on the date of this Agreement;
(i)    (i) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any assets (whether by merger, acquisition of stock or assets or otherwise), (ii) solicit, negotiate with, encourage, initiate or engage in discussions or negotiations of any type with, or enter into an agreement with any Person relating to the foregoing, or (iii) create any Subsidiary;
(j)    (i) incur any Indebtedness except in the ordinary course of business consistent with past practices, (ii) make any loans, capital contributions, investments or advances to, or make any guarantees or other endorsements or incur any Liabilities for the benefit of, any Persons or (iii) increase any reserves for contingent liabilities (excluding any adjustment to bad debt reserves in the ordinary course of business);
(k)    enter into any contract providing for capital expenditures in excess of $25,000 for any individual commitment and $50,000 for all commitments in the aggregate;
(l)    institute, settle or agree to settle any Action;
(m)    (i) enter into, modify or terminate any labor or collective bargaining contract of any member of the Krausz Group or any of their respective Subsidiaries, (ii) agree to provide a labor organization access to employees of any member of the Krausz Group or any of their respective Subsidiaries, (iii) agree to any neutrality contract or other similar contract with any labor organization, (iv) agree to any voluntary recognition of, or card check with, any labor organization or the National Labor Relations Board or (v) effectuate a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or employees of any member of the Krausz Group or any of their respective Subsidiaries;
(n)    (i) engage in any new line of business or activity with respect to any member of the Krausz Group or any of their respective Subsidiaries, except in the ordinary course of business or (ii) fail to maintain its existence and good standing in its jurisdiction of organization and in each jurisdiction in which the leasing of its property or the conduct of its business requires such qualification;
(o)    (i) make any change in any method of accounting (including Tax accounting) or accounting practice or policy (including with respect to Tax accounting), except as required by applicable Law or GAAP, or (ii) fail to maintain (A) its books and records in accordance with GAAP, consistently applied, and on a basis consistent with the Company’s and each of its Subsidiaries’, as applicable, past practice or (B) its cash management practices consistent with past practice;
(p)    make, amend or revoke any material Tax election, change any annual Tax accounting period, file any amended Tax Return, enter into any closing agreement, settle any Tax claim, audit or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or surrender any right to claim a Tax refund;
(q)    adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or file a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar law; or
(r)    agree to or enter into any legally binding commitment to take any of the actions specified in Section 6.01.
Section 6.02.    Access to Information.
(a)    From the date hereof until the Closing, upon reasonable notice, the Seller shall cause Krausz Development, the Company and Krausz USA to (i) afford the Purchaser and its authorized representatives reasonable access to the offices, properties and books and records of Krausz Development, the Company and Krausz USA and (ii) furnish to the officers, employees, and authorized agents and representatives of the Purchaser such additional financial and operating data and other information regarding the business of Krausz Development, the Company and of Krausz USA (or copies thereof) as the Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Purchaser’s expense, during normal business hours, under the supervision of the Seller’s personnel and in such a manner as not to interfere with the normal operations of the business of the Company or Krausz USA. Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to disclose any information to the Purchaser if such disclosure would, in the Seller’s sole discretion, (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.
(b)    In order to facilitate the resolution of any claims made against or incurred by the Sellers relating to Krausz Development, the Company or Krausz USA, for a period of seven years after the Closing or, if shorter, the applicable period specified in the Purchaser’s document retention policy, the Purchaser shall (i) retain the books and records relating to the Krausz Development, Company and Krausz USA, relating to periods prior to the Closing, and (ii) upon reasonable notice, afford the agents and representatives of the Seller and of Krausz reasonable access (including the right to make, at the Seller’s or Krauszs’ expense, photocopies), during normal business hours, to such books and records; provided, however, that the Purchaser shall notify Seller and Krausz at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing in order to provide the Seller and Krausz the opportunity to access such books and records in accordance with this Section 6.02(b).
Section 6.03.    Confidentiality.
(a)    The terms of the confidentiality agreement dated as of May 18, 2018 (the “Confidentiality Agreement”) between Parent and Krausz Development, and the Purchaser are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of the Purchaser under this Section 6.03 shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect.
(b)    Nothing provided to the Purchaser pursuant to Section 6.02(a) shall in any way amend or diminish the Purchaser’s obligations under the Confidentiality Agreement. The Purchaser acknowledges and agrees that any Confidential Information provided to the Purchaser pursuant to Section 6.02(a) or otherwise by the Seller, Krausz, Krausz Development, the Company or Krausz USA, or any agent, representative, accountant or counsel thereof shall be subject to the terms and conditions of the Confidentiality Agreement.
Section 6.04.    Regulatory and Other Authorizations; Notices and Consents.
(a)    Each of the parties shall use its commercially reasonable efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will reasonably cooperate with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. The Seller shall not be required to pay any fees or other payments to any Governmental Authorities in order to obtain any such authorization, consent, order or approval (other than normal filing fees that are imposed by Law on the Seller).
(b)    Without limiting the generality of the Purchaser’s undertaking pursuant to Section 6.04(a), the Purchaser agrees to use its commercially reasonable efforts and to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to expeditiously close the transactions contemplated hereby no later than December 3, 2018 (the “Termination Date”); provided, however, that to the extent the Closing has not occurred on or prior to December 3, 2018 and the parties have used their respective commercially reasonable efforts to effectuate the Closing by December 3, 2018, then the Termination Date shall be deemed to be January 31, 2019 for all purposes under this Agreement. Notwithstanding any provision of this Agreement to the contrary, neither Purchaser nor any of its Affiliates shall be required to (i) propose, negotiate, commit to or effect, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of such of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto as are required to be divested, (ii) terminate, relinquish, modify existing relationships, ventures, contractual rights, obligations or other arrangements of Purchaser, its Affiliates or any member of the Krausz Group or any of their respective Subsidiaries or (iii) create any relationship, venture, contractual rights, obligation or other arrangement of Purchaser, its Affiliates or any member of the Krausz Group or any of their respective Subsidiaries, in order to remedy or otherwise address the concerns (whether or not formally expressed) of any Governmental Authority under the HSR Act or other applicable Laws.
(c)    Each of the parties shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other parties to review in advance any proposed communication by such party to any Governmental Authority. No party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. Subject to the Confidentiality Agreement, the parties will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.
Section 6.05.    Notifications. Until the Closing, (a) each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in a representation or warranty contained herein not being accurate and (b) the Seller shall promptly notify Purchaser in writing of (i) event, occurrence, fact, condition, development, circumstance, change in or effect that, individually, has had, or would reasonable be expected to have, a Material Adverse Effect, (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, (iv) any Action that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 3.07 or that relates to the consummation of the transactions contemplated by this Agreement, and (v) (A) the damage or destruction by fire or other casualty of any Asset or (B) any Asset becoming the subject of any Action (or, to the Knowledge of the Seller, any threatened Action) for the taking thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action. The Seller hereby acknowledges that Purchaser does not and will not waive any right it may have under this Agreement as a result of such notifications.
Section 6.06.    Restrictive Covenants.
(a)    The parties acknowledge that Krausz has extensive personal knowledge of the Company’s industry and extensive personal connections with customers and suppliers of the Company and other entities in contact with him and the Company within the framework of the Company’s business activities. The parties further acknowledge that such knowledge and connections have resulted in long-term relationships between the Company and its customers and suppliers and in enhancing the reputation of the Company. Therefore, the Purchaser will derive a significant benefit from the restrictive covenants set forth in this Section 6.06.
(b)    For a period of four years after the Closing Date, neither the Seller nor Krausz will directly or indirectly, and will cause their Affiliates not to, without the prior written consent of the Purchaser: (i) employ, or permit any company or business directly or indirectly controlled by the Seller to employ, any Retained Employees; (ii) interfere with or attempt to disrupt the relationship, contractual or otherwise, between the Purchaser or any of its Affiliates and any employee, client, customer, supplier, lessee, third party non-Affiliated lessor, licensee or other potential business relations of any member of the Krausz Group or any of their respective Subsidiaries (whether formed prior to or after the date of this Agreement); or (iii) employ, solicit or in any manner seek to induce any employee of any member of the Krausz Group or any of their respective Subsidiaries to terminate his or her employment or engagement with the Company; except that any general solicitation for employment not specifically targeted at the Retained Employees shall be excluded from this Section 6.06(a).
(c)    For a period of four years after the Closing Date, neither the Seller nor Krausz will directly or indirectly, and will cause their Affiliates not to, anywhere in the world, engage in, manage, operate, control, work for, consult with, render services for, do business with or have any ownership interest in any corporation, partnership or other business entity that engages in, the design, manufacture, assembly, production, marketing, distribution, sale or repair of any products that are substantially similar to, or competitive with, the products of any member of the Krausz Group or any of their respective Subsidiaries as of the date hereof. Notwithstanding the foregoing, ownership of 1% or less of any publicly traded corporation shall be excluded from the restrictions contained herein.
(d)    In respect of all information that relates to the business and operations of the Krausz Group (“Confidential Information”), from and after the Closing, the Seller and Krausz shall treat all Confidential Information as confidential and not disclose any Confidential

Information. The term Confidential Information shall not include information or knowledge that (i) is now or becomes part of the public domain or generally available to the public other than as a result of a disclosure by the Seller or Krausz or (ii) is required to be disclosed by any Law. Notwithstanding the foregoing, the Seller and Krausz may disclose Confidential Information to their respective attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection the transactions contemplated hereby, including without limitation any tax planning related thereto and the enforcement of the Seller and Krausz’ rights under this Agreement.
(e)    The Seller and Krausz acknowledge and agree that (i) the covenants in this Section 6.06 are essential elements of the transactions contemplated by this Agreement, that the Seller and Krausz are receiving adequate consideration hereunder for such covenants, and that such covenants are reasonable and necessary in order to protect the legitimate interests of the Purchaser; (ii) the Purchaser would not have any adequate remedy at law if the Seller or Krausz or any of their Affiliates violate the terms of such covenants or fail to perform any of their obligations under such covenants; and (iii) the Purchaser shall have the right, in addition to any other rights it may have under applicable law, to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, without the necessity of proof of actual damages and without providing any bond or other security, to restrain any breach or threatened breach of, or otherwise to specifically enforce, the covenants contained herein, as well as to obtain damages arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Purchaser may be entitled. If the period of time or territory of any restriction set forth should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such period of time or the territory shall be reduced by the elimination of such unreasonable portion thereof, or both, so that such restrictions may be enforceable for such time and in the manner adjudged to be reasonable.
Section 6.07.    Further Action. The parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law or otherwise, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.
Section 6.08.    Employees and Employee Benefits.
(a)    Individuals whose employment or retention as sales representatives with the Company or Krausz USA continues after the Closing Date are referred to herein as the “Retained Employees.” The Purchaser shall, and shall cause the Company and Krausz USA to, honor and be responsible for all obligations to Retained Employees with respect to retention bonuses to the extent set forth on Section 6.08 of the Disclosure Schedule. The Purchaser shall, and shall cause the Company and Krausz USA to, honor and be responsible for all commissions and performance bonuses earned by the Retained Employees during any period prior to the

Closing (and shall calculate such commissions and performance bonuses in accordance with past practices, as set forth in the documentation for such commissions and performance bonus arrangements made available to the Purchaser prior to the Closing). Nothing in this Section 6.08 shall obligate the Purchaser to continue the employment of any such Retained Employee for any specific period (it being understood that the Purchaser, the Company and/or Krausz USA shall be obligated to pay severance benefits pursuant to Section 6.08(c)) herein.
(b)    The Purchaser shall use commercially reasonable efforts to give, or shall cause the Company and/or Krausz USA to give, each US based Retained Employee credit under the applicable Purchaser’s Plans that cover such employee, including any vacation, sick leave and severance policies, for purposes of eligibility and vesting and entitlement to vacation, sick leave and severance benefits (excluding accrual of benefits under any defined benefit pension plan or any equity or equity based plan) for the US based Retained Employee’s service with the Company or Krausz USA and their Affiliates, as applicable, prior to the Closing Date, in each case to the extent such service was recognized by the Company or Krausz USA under a similar Plan immediately prior to the Closing and except as would result in a duplication of benefits. For purposes of this Agreement “Purchaser’s Plans” means all employee benefit plans (as defined in Section 3(3) of the ERISA) and applicable pension plans under the Israeli Law and all disability, severance or other benefit plans, programs or arrangements which are maintained, contributed to or sponsored on or after the Closing by the Purchaser, the Company, Krausz USA or their respective Affiliates.
(c)    If any US based Retained Employee is involuntarily terminated by the Purchaser, the Company, Krausz USA or their respective Affiliates without cause within 12 months following the Closing Date, the Purchaser will, or will cause the Company or Krausz USA, whichever is applicable, to provide under the Purchaser’s Plans benefits that are at least equal to the severance pay and other benefits that the Retained Employee would have received under the corresponding Plan maintained by the Company or Krausz USA, whichever applicable, prior to the Closing, as set forth on Section 6.08(c) of the Disclosure Schedule.
(d)    The Purchaser shall and shall cause the Company and Krausz USA to continue to credit to each US based Retained Employee, the vacation and personal holiday pay that the US based Retained Employee is entitled to use but has not used as of or after the Closing Date, and shall assume all liability for the payment of such amounts to the extent accrued prior to the Closing Date pursuant to the vacation and personal holiday pay policies in effect as of the Closing Date.
(e)    Effective as of the Closing Date, the Purchaser shall or shall cause the Company and/or Krausz USA to continue to provide all applicable entitlements under Code Section 4980B, Part 6 of Title I of ERISA, or any similar state law (collectively, “COBRA”) to any US based employee or former employee of the Company and/or Krausz USA, or any dependent or former dependent of any such employee or former employee, whose qualifying event under COBRA occurred prior to or at the Closing Date at a time when the employee or former employee was participating in a group health plan of the Company or Krausz USA, including any obligations to such individuals on such COBRA continuation coverage at or prior to the Closing Date and any obligations to any such individual whose period for electing such COBRA continuation coverage has not yet expired.
(f)    No provision in this Section 6.08 shall (i) create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or Krausz USA or any other Person other than the parties hereto and their respective successors and permitted assigns, (ii) constitute or create an employment agreement, or (iii) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by the Purchaser, the Company, Krausz USA, or any of their Affiliates.
Section 6.09.    Lease Documents. The Purchaser acknowledges that part of the Leased Real Property in Israel is leased by the Company from entities affiliated with Krausz and Krausz’s family (the “Krausz Leased Real Property” and “Krausz Entities” respectively). Such Krausz Leased Real Property is listed in Exhibit D-2 and Exhibit D-3. The Leased Real Property listed in Exhibit D-1 are leased from third parties. Each respective Krausz Entity will (a) prior to the Closing, enter into a lease renewal for the respective Leased Real Property set forth in Exhibit D-1 in a form reasonably acceptable to the Purchaser, (b) concurrently with the execution and delivery of this Agreement, enter into a lease addendum for the respective Krausz Leased Real Property set forth in Exhibit D-2 in substantially the forms attached hereto as Exhibit E-1 and Exhibit E-2, respectively, and (c) prior to the Closing, enter into a lease addendum for the Krausz Leased Real Property set forth in Exhibit D-3 in substantially the form attached hereto as Exhibit E-3 (collectively, “Lease Documents”), in each case to be effective as of and contingent upon the Closing.
Section 6.10.    Exclusive Dealing. Neither Krausz, the Seller nor any member of the Krausz Group will, and will cause their respective Affiliates not to, directly or indirectly, through any officer, director, manager or agent of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations or discussions of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar contract with any Person other than Purchaser with respect to a sale of all or any substantial portion of the assets of any member of the Krausz Group or any of their respective Subsidiaries, or a merger, consolidation, business combination, sale of all or any substantial portion of the share capital of any member of the Krausz Group or any of their respective Subsidiaries, or the liquidation or similar extraordinary transaction with respect to any member of the Krausz Group or any of their respective Subsidiaries. The Seller will notify Purchaser orally (within one Business Day) and in writing (as promptly as practicable) of all relevant terms of any inquiry or proposal by a third party to do any of the foregoing that Krausz, the Seller, any member of the Krausz Group or any of their respective Affiliates or any of their respective officers, directors, partners, managers, employees, investment bankers, financial advisors, attorneys, accountants or other representatives may receive relating to any of such matters. In the event such inquiry or proposal is in writing, the Seller will deliver to Purchaser a copy of such inquiry or proposal together with such written notice.
Section 6.11.    Interim Financials. As promptly as practicable following each regular accounting period subsequent to the end of the most recent fiscal year and prior to the Closing Date, the Seller will make available to Purchaser periodic financial reports in the form that it customarily prepares for its internal purposes concerning each member of the Krausz Group and their respective Subsidiaries and, if available, unaudited statements of the financial position of each member of the Krausz Group and their respective Subsidiaries as of the last day of each accounting period and statements of income and changes in financial position of such entity for the period then ended. The Seller covenants that such interim statements (a) will present fairly the financial condition of the respective members of the Krausz Group and their respective Subsidiaries and the related results of its operations for the respective periods then ended and (b) will be prepared on a basis consistent with prior interim periods.
Section 6.12.    Termination of Agreements. The Seller shall cause all Related Party Agreements other than the Lease Documents to have been terminated in their entirety (in a form and manner reasonably acceptable to Purchaser) with no surviving Liabilities with respect to any member of the Krausz Group or any of their respective Subsidiaries, as of the Closing Date. The Seller shall cause all Affiliate Loans to have been paid in full prior to or at the Closing with no surviving Liabilities with respect to any member of the Krausz Group or any of their respective Subsidiaries.
Section 6.13.    Release. Each of the Seller and Krausz, on behalf of itself and himself and their respective Affiliates, hereby irrevocably waives, releases and discharges Purchaser, each member of the Krausz Group and each of their respective Subsidiaries, and their respective predecessors, successors, parents, subsidiaries or Affiliates, or any of their respective current and former officers, directors, employees, agents or representatives from any and all Liabilities that such Seller or Krausz or their respective Affiliates has or may have, now or in the future, arising out of, relating to, or resulting from any matter or cause whatsoever arising prior to the date hereof or the Closing, whether in its capacity as a shareholder or otherwise, and such Seller and Krausz and their respective Affiliates shall not seek to recover any amounts in connection therewith or thereunder from Purchaser, any member of the Krausz Group or any of their respective Affiliates; provided, however, that (a) nothing in this Section 6.13 shall operate to waive, release or discharge any rights, claims, liabilities or obligations under this Agreement or (b) compensation or employee benefits relating to the status of Krausz as an employee of any member of the Krausz Group or any of their respective Subsidiaries.

Section 6.14.    Communications. Prior to the Closing, neither Krausz nor any of the officers of any member of the Krausz Group or any of their respective Subsidiaries shall make any written or oral communications or representations to (a) employees of the Krausz Group or any of their respective Subsidiaries regarding the terms and conditions of employment with Purchaser or an Affiliate of Purchaser (including Purchaser’s benefits plans or programs) without the prior consent of Purchaser or (b) third parties (including customers of the Krausz Group) regarding the Purchaser or the transactions contemplated hereby without the prior consent of Purchaser.
Section 6.15.    Israeli Companies Registrar. Promptly following the Closing, the Seller shall file with the Israeli Companies Registrar (the “Registrar”) all legally required reports, in form and substance acceptable to Purchaser, in respect of the transactions contemplated to occur at the Closing, as specified in Section 2.05. In addition, the Seller shall file with the Registrar all legally required reports and actions in order to remove the persons allowed to report to the Registrar prior to the Closing, and simultaneously grant the right to submit future reports on behalf of the Company to the Person(s), as instructed by Purchaser.
Section 6.16.    Compliance with Specified Plan. Following the Closing, the Seller, Krausz and each of their respective Affiliates shall, at the sole cost and expense of the Seller and Krausz, take all actions set forth on the Specified Plan in accordance with the timeline set forth therein in all respects. The Specified Plan shall be based and follow the remediation actions, if any, required by the Tel Aviv Municipality with respect to the properties occupied by the Company in Tel Aviv.
Section 6.17.    Ariel Matters. Following the Closing, the Seller and Krausz shall use their respective commercially reasonable efforts to obtain (a) a valid temporary business license (the “Ariel Permit”), including by taking the actions set forth on Schedule 6.17 to the extent necessary to obtain the Ariel Permit, and (b) the underlying land lease (the “Ariel Lease”) in respect of the facility located at 35 Ha’Yasmin St., Ariel Industrial Area (the “Ariel Facility”). All costs, fees and expenses associated with obtaining the Ariel Permit and Ariel Lease, and any actions required to be taken at the Ariel Facility in order to obtain the Ariel Permit and the Ariel Lease, shall be borne solely by the Seller and Krausz. In the event that the Seller and Krausz have failed within six months from the Closing Date to use their respective commercially reasonable efforts to obtain the Ariel Permit and the Ariel Lease, then the Purchaser and its Affiliates may use their respective commercially reasonable efforts to obtain the Ariel Permit and the Ariel Lease, and all costs, fees and expenses associated therewith shall constitute indemnifiable Losses for all purposes under this Agreement.
Section 6.18.    Indemnified Guaranty. Following the Closing, the Purchaser shall indemnify, defend and hold harmless Krausz against any Liabilities that Krausz or any of his Affiliates suffers, incurs or is liable for by reason of or arising out of or in consequence of: (i) Krausz or any of his Affiliates issuing, making payment under, being required to pay or reimburse the issuer of, or being a party to, the personal guaranty set forth on Schedule 6.18 or (ii) any claim or demand for payment made on Krausz or any of its Affiliates with respect to the personal guaranty set forth on Schedule 6.18, in each case solely to the extent related to the period after the Closing.

ARTICLE VII

TAX MATTERS
Section 7.01.    Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the taxable period ending on and including the Closing Date (the “Pre-Closing Straddle Period”) shall be:
(a)    in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period (other than conveyances pursuant to this Agreement), be deemed equal to the amount that would be payable (after giving effect to amounts which may be deducted from or offset against such Taxes) if the Straddle Period ended on and included the Closing Date, but excluding Taxes resulting from any act or transaction of the Purchaser or the Company occurring on the Closing Date after the Closing that is not in the ordinary course of business; and
(b)    in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period (after giving effect to amounts which may be deducted from or offset against such Taxes), be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period.
(c)    Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this Section 7.01 taking into account the type of Tax to which the refund relates. In the case of any Tax based upon or measured by capital (including net worth or long term debt) or intangibles, any amount thereof required to be allocated under this Section 7.01 shall be computed by reference to the level of such items on the Closing Date. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the Company.
Section 7.02.    Tax Indemnification.
(a)    The Seller and Krausz, jointly and severally, shall indemnify and hold the Purchaser harmless against all Excluded Taxes, except to the extent that such Taxes are reflected on the Closing Adjustment Statement.

(b)    Payment by the indemnifying party of any amount due under this Section 7.02 shall be made within 10 days following written notice by the indemnified party that payment of such amounts to the appropriate Governmental Authority is due, provided that the Purchaser shall comply with its obligation to promptly notify the Seller under Section 7.03(a), and provided further that the indemnifying party shall not be required to make any payment earlier than two days before it is due to the appropriate Governmental Authority.
Section 7.03.    Tax Refunds and Tax Benefits. Any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) relating to taxable periods (or portion of a Straddle Period) ending on or before the date of the Closing shall be the property of the Seller (excluding any refund or credit attributable to any loss in a tax year (or portion of a Straddle Period) beginning after the Closing Date applied (e.g., as a carryback) to income in a tax year (or portion of a Straddle Period) ending on or before the Closing Date) (an “Excluded Refund”), and if received by the Purchaser or the Krausz Group, shall be paid over to the Seller promptly after receipt or entitlement thereto, net of any costs or expenses (including Taxes) incurred in the course of, as a result of, obtaining such Excluded Refund. The Purchaser shall, at the Seller’ expense, cause Krausz Development or the Company or other relevant entity to use its reasonable efforts to pursue any claim prior to the Closing for any refund, credit or similar benefit to which the Seller are entitled under this Section 7.03. The Purchaser shall permit the Seller to participate in (at the Seller’s expense) the prosecution of any such refund claim.
Section 7.04.    Contests.
(a)    After the Closing, the Purchaser shall promptly notify the Seller in writing of the proposed assessment or the commencement of any Tax audit, inquiry or administrative or judicial proceeding or of any demand or claim on the Purchaser, its Affiliates, the Krausz Group which, if determined adversely to the taxpayer or after the lapse of time, could be grounds for indemnification by the Seller under Section 7.02 (a “Contest”). Such notice shall contain factual information (to the extent known to the Purchaser, its Affiliates, the Company) describing the asserted Tax Liability in reasonable detail and shall include copies of any notice or other document received from any Governmental Authority in respect of any such asserted Tax Liability.
(b)    In the case of any Contest that relates solely to any Pre-Closing Tax Period, the Seller shall have the right (but not the duty), at their expense, to control the conduct of such Contest, through counsel of their own choosing. If the Seller elect to direct a Contest that relates solely to any Pre-Closing Tax Period, the Seller shall within 10 days of receipt of the notice of any such Contest notify the Purchaser in writing of its intent to do so, and the Purchaser shall cooperate and shall cause the Krausz Group to fully cooperate, at the Seller’s expense, in each phase of such Contest; provided, however, (i) the Seller shall not enter into any settlement or otherwise compromise any such Contest without the prior written consent of the Purchaser, which consent shall not be unreasonably conditioned, withheld or delayed, (ii) the Purchaser shall have the right (but not the duty) to participate in the defense of such Contest and to employ counsel, at its own expense, separate from counsel employed by the Seller, and (iii) the Seller shall keep the Purchaser informed with respect to the commencement, status and nature of any such Contest, and shall reasonably cooperate with the Purchaser and consult with it regarding the conduct of or positions taken in any such Contest.
(c)    In the case of any Contest that does not relate solely to any Pre-Closing Tax Period, the Purchaser shall have the right, at its expense, to control the conduct of such Contest, through counsel of its own choosing; provided, however, (i) the Purchaser shall not enter into any settlement or otherwise compromise any such Contest that could affect the indemnification by the Seller under Section 7.02 without the prior written consent of the Seller, which consent shall not be unreasonably conditioned, withheld or delayed, (ii) the Seller shall have the right (but not the duty) to participate in the defense of such Contest and to employ counsel, at their own expense, separate from counsel employed by the Purchaser, and (iii) the Purchaser shall keep the Seller informed with respect to the commencement, status and nature of any such Contest, and shall reasonably cooperate with the Seller and consult with them regarding the conduct of or positions taken in any such Contest.
Section 7.05.    Preparation of Tax Returns.
(a)    The Seller shall prepare and timely (and in any event within one year following the Closing Date) file (or cause the Krausz Group to prepare and timely file) all Tax Returns relating to the Krausz Group due (including any extension thereof) prior to the Closing Date for taxable periods ending on or before the Closing Date and promptly provide evidence of such filing to the Purchaser. Such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless otherwise required by Law. The Seller, and the Krausz Group shall timely pay to the appropriate Governmental Authority all Taxes due with respect to such Tax Returns.
(b)    The Seller shall prepare (or cause to be prepared) all Tax Returns relating to the Krausz Group for taxable periods ending on or before the Closing Date due (including any extension thereof) after the Closing Date; it being understood that all Taxes shown as due and payable on such Tax Returns shall be the responsibility of the Seller (except to the extent reserved for on the Closing Adjustment Statement). Such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless otherwise required by Law. The Seller shall provide the Purchaser and its authorized representative with a copy of any such completed Tax Return at least 30 days prior to the due date (including any extension thereof), and in any event within one year following the Closing Date, for filing of such Tax Return, and the Purchaser and its authorized representative shall have the right to review and comment on such Tax Return. The Purchaser shall provide any written comments to the Seller not later than 10 days after receiving any such Tax Return and, if the Purchaser does not provide any written comments with 10 days, the Purchaser shall be deemed to have accepted such Tax Return. The

Seller and the Purchaser agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return. If the Seller and the Purchaser are unable to resolve any such dispute at least 10 days before the due date (including any extension thereof) for any such Tax Return, the dispute shall be referred to the Independent Accounting Firm for resolution and the fees shall be shared one-half by the Seller and one-half by the Purchaser. If the Independent Accounting Firm is unable to resolve any such dispute prior to the due date (including any extension thereof) for any such Tax Return, such Tax Return shall be filed as prepared by the Purchaser subject to amendment, if necessary, to reflect the resolution of the dispute by the Independent Accounting Firm.
(c)    The Seller shall prepare and timely file (or cause the Krausz Group to prepare and timely file) all Tax Returns that relate to the Krausz Group (respectively) for all Straddle Periods; it being understood that all Taxes shown as due and payable on such Tax Returns shall be the responsibility of the Purchaser (including any Taxes reserved for on the Closing Adjustment Statement), except for such Taxes which are the responsibility of the Seller pursuant to Section 7.01 which the Seller shall pay in accordance with this Article VII. Such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless otherwise required by Law. With respect to any Tax Return required to be filed with respect to the Krausz Group after the Closing Date and as to which Taxes are allocable to the Seller under Section 7.01 hereof, the Seller shall provide the Purchaser and its authorized representative with a copy of such completed Tax Return and a statement (with which the Seller will make available supporting schedules and information) certifying the amount of Tax shown on such Tax Return that is allocable to the Seller pursuant to Section 7.01 at least 30 days prior to the due date (including any extension thereof) for filing of such Tax Return, and the Purchaser and their authorized representative shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return. The Purchaser shall provide any written comments to the Seller not later than 10 days after receiving any such Tax Return and statement and, if the Purchaser does not provide any written comments with 10 days, the Purchaser shall be deemed to have accepted such Tax Return and statement. The Seller and the Purchaser agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return and statement. If the Seller and the Purchaser are unable to resolve any such dispute at least 10 days before the due date (including any extension thereof) for any such Tax Return and statement, the dispute shall be referred to the Independent Accounting Firm for resolution and the fees shall be shared one-half by the Seller and one-half by the Purchaser. If the Independent Accounting Firm is unable to resolve any such dispute prior to the due date (including any extension thereof) for any such Tax Return, such Tax Return shall be filed as prepared by the Seller subject to amendment, if necessary, to reflect the resolution of the dispute by the Independent Accounting Firm
Section 7.06.    Tax Cooperation and Exchange of Information. The Seller and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and the Purchaser shall cause the Krausz Group to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a Liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by the applicable Governmental Authorities. The Seller and the Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis during normal business hours to provide explanations of any documents or information provided under this Section 7.06. Each of the Seller and the Purchaser shall retain all Tax Returns, schedules and work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the Krausz Group for any taxable period that includes the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions or (ii) six years following the due date (without extension) for such Tax Returns. After such time, before the Seller or the Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given an opportunity, after 90 days prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense). Any information obtained under this Section 7.06 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.
Section 7.07.    Miscellaneous Tax Covenants.
(a)    Neither the Purchaser nor any Affiliate of the Purchaser shall make a Tax election that has retroactive effect to any taxable period (or portion of any taxable period) ending on or before the date of the Closing if such election would increase the Seller’ or any of its Affiliates’ liability for Taxes, without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.
(b)    Neither the Purchaser nor any Affiliate of the Purchaser shall amend, refile or otherwise modify, or cause or permit the Krausz Group to amend, refile or otherwise modify, any Tax election or Tax Return, in each case, with respect to any Pre-Closing Tax Period or Straddle Period without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)    For Tax purposes, the parties agree to treat all payments made under this Article VII, under any other indemnity provisions contained in this Agreement, as adjustments to the Purchase Price, unless otherwise required by Law.
(d)    For purposes of this Article VII, all references to the Purchaser, the Seller, Affiliates and the Krausz Group include successors.

(e)    Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements of the parties hereto contained in this Article VII shall survive the Closing and shall remain in full force until 30 days after the expiration of the applicable statutes of limitations for the Taxes in question (taking into account any extensions or waivers thereof).
(f)    Any Tax sharing agreement or arrangement between the Seller, on the one hand, and any of the Krausz Group, on the other hand, shall have been terminated, and all payments thereunder settled, immediately prior to the Closing with no payments permitted to be made thereunder on and after the Closing Date.
(g)    Payments by the Seller under this Article VII shall be limited to the amount of any Liability or damage that remains after deducting therefrom any indemnity, contribution or other similar payment recoverable by the Purchaser, the Krausz Group or any Affiliates of Purchaser from any third party with respect thereto.

ARTICLE VIII
INDEMNIFICATION
Section 8.01.    Survival of Representations and Warranties. Subject to Article VII, the representations and warranties of the parties hereto contained in this Agreement shall survive the Closing for a period of 18 months after the Closing; provided, however, that the representations and warranties included in Section 3.01 (Organization, Authority and Validity), Section 3.02 (Capitalization), Section 3.03(a) and Section 3.03(b) (No Conflict), Section 3.04 (Subsidiaries), Section 3.11(a) (Title of Assets), Section 3.16 (Taxes), Section 3.21 (Certain Relationships), Section 3.23 (Indebtedness), Section 3.25 (Brokers), and Article IV (collectively, “Seller’s Fundamental Reps”), Section 5.01 (Organization and Authority), Section 5.04 (Investment Purpose), and Section 5.07 (Brokers) shall survive the Closing until the expiration of the applicable statute of limitations, and provided further that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 8.01 shall survive until such claim is finally and fully resolved. All of the covenants and agreements of the parties contained in this Agreement will survive the Closing in accordance with their terms.
Section 8.02.    Indemnification by the Seller. The Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Purchaser Indemnified Party”) shall be indemnified and held harmless by the Seller and Krausz, jointly and severally, for and against all Losses arising out of or resulting from: (i) the breach of any representation or warranty made by the Seller, the Company or Krausz contained in this Agreement; (ii) the breach or nonfulfillment of any covenant or agreement by the Seller, the Company or Krausz contained in this Agreement (other than those set forth in Section 6.17); (iii) any Indebtedness or Transaction Expenses that remain outstanding after the Closing and have not been deducted from the Purchase Price in calculating the Net Purchase Price; (iv) the matters set forth on Schedule 8.02(iv); and (v) the failure of the Seller or Krausz to obtain, and provide to the

Purchaser evidence of the issuance of, the Ariel Permit and the Ariel Lease on or prior to the earlier of (A) 18 months from the Closing Date, or (B) the date the Company receives a Governmental Order, or a notice from the landlord in respect of the Ariel Facility, ordering the Company to cease doing business in the Ariel Facility as a result of not having obtained the Ariel Permit (the “Ariel Deadline”). For purposes of determining the amount of any Loss arising from a breach of any representation or warranty contained in this Agreement and for purposes of determining whether any such representation or warranty has been breached, the determination shall be made without regard to materiality, Material Adverse Effect or similar qualifications that may be contained therein.
Section 8.03.    Indemnification by the Purchaser and the Company. The Seller, Krausz and their respective Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by the Purchaser and the Company, jointly and severally, for and against all Losses arising out of or resulting from: (i) the breach of any representation or warranty made by the Purchaser contained in this Agreement or (ii) the breach of any covenant or agreement by the Purchaser contained in this Agreement.
Section 8.04.    Limits on Indemnification.
(a)    No claim may be asserted nor may any Action be commenced against either party hereto for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 8.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.
(b)    Notwithstanding anything to the contrary contained in this Agreement, except for any claims under Section 7.02 or any claims under Section 8.02 for breaches of any of Seller’s Fundamental Reps: (i) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 8.02(i), unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $700,000 (the “Basket”), after which the Indemnifying Party shall be liable only for those Losses in excess of the Basket; and (ii) no Losses may be claimed under Section 8.02(i) by any Indemnified Party or shall be reimbursable by or shall be included in calculating the aggregate Losses for purposes of determining the Basket other than Losses in excess of $25,000 resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances. The maximum amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the indemnification provisions set forth in Section 8.02 shall be in the aggregate amount equal to the Escrow Amount.

(c)    For all purposes of this Article VIII, “Losses” shall be net of (i) any insurance or other recoveries payable to the Indemnified Party or its Affiliates (other than pursuant to the R&W Insurance Policy) in connection with the facts giving rise to the right of indemnification (net of the expenses of recovery thereof, any deductible, unrecovered amounts or any other costs or Taxes incurred in collecting such amounts, including any premium increases or other reasonable out-of-pocket costs incurred in procuring such recovery) and (ii) any Tax benefit actually realized by such Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses in the taxable year in which such Losses were incurred.
(d)    Other than Losses claimed in connection with a Third Party Claim, in no event shall Seller and Krausz be liable for any punitive Losses.
Section 8.05.    Recovery Priority.
(a)    The Purchaser Indemnified Parties will be entitled to indemnification pursuant to Section 8.02(i) (except with respect to breaches of any of Seller’s Fundamental Reps) in the following order: (i) first, the Purchaser Indemnified Parties will bear Losses until the Purchaser Indemnified Parties have suffered Losses in excess of the Basket; (ii) second, the Purchaser Indemnified Parties will be entitled to indemnification from the Escrow Amount but only up to an amount equal to the Basket; (iii) third, the Purchaser Indemnified Parties will be entitled to indemnification from the R&W Insurance Policy (to the extent recovery is available thereunder); and (iv) thereafter, the Seller and Krausz will have no further obligation to indemnify the Purchaser Indemnified Parties.
(b)    The Purchaser Indemnified Parties will be entitled to indemnification pursuant to Section 8.02(i) (with respect to breaches of any of Seller’s Fundamental Reps), Section 8.02(ii), Section 8.02(iii) and Section 8.02(iv) in the following order: (i) first, the Purchaser Indemnified Parties will be entitled to indemnification from the Escrow Amount; (ii) second, the Purchaser Indemnified Parties will be entitled to indemnification from the R&W Insurance Policy (to the extent recovery is available thereunder); and (iii) thereafter, the Seller and Krausz will have no further obligation to indemnify the Purchaser Indemnified Parties. Solely with respect to matters for which the Seller and Krausz have agreed to indemnify the Purchaser Indemnified Parties pursuant to the Letter Agreement, the Purchaser Indemnified Parties must first exhaust their remedies under the Letter Agreement prior to seeking indemnification pursuant to Section 8.02(iv).
(c)    The Purchaser Indemnified Parties will be entitled to indemnification pursuant to Section 8.02(v) solely from the Special Escrow Amount. For the avoidance of doubt, the Purchaser Indemnified Parties will not be entitled to indemnification from the Special Escrow Amount pursuant to any provision of this Agreement other than Section 8.02(v), and no claims shall be made under Section 8.02(v) prior to the Ariel Deadline. To the extent either the Seller or Krausz has not obtained both the Ariel Permit and the Ariel Lease prior to the Ariel

Deadline, then the Purchaser and the Seller shall deliver a joint written instruction to the Escrow Agent to release to the Purchaser an amount equal to the then-remaining balance of the Special Escrow Amount.
Section 8.06.    Notice of Loss; Third Party Claims.
(a)    An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 30 days of such determination, stating the estimated amount of the Losses, if known, and reasonable detail of the basis on which the amount was calculated thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. With respect to any claim for indemnification for any matter not involving a Third Party Claim, (i) the failure to provide notice of such claim shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure, (ii) in the event the Indemnifying Party does not notify the Indemnified Party within 30 days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article VIII or the amount thereof, the claim specified by the Indemnified Party in such notice will be conclusively deemed a liability of the Indemnifying Party under this Article VIII, and the Indemnifying Party will pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined, and (iii) if the Indemnifying Party objects in writing to any claim or claims by an Indemnified Party made pursuant to this Section 8.06(a) within 30 days of receiving notice of such claim, then the parties shall attempt in good faith for a period of up 45 days to agree upon the rights of the respective parties with respect to the claim.
(b)    If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment (each, a “Third Party Claim”) against it which may give rise to a claim for Losses under this Article VIII, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnified Party is materially prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so, assuming full responsibility for any Losses resulting from such Third Party Claim (up to the respective aggregate liability amount for indemnification set forth herein), to the Indemnified Party within 15 days of the receipt of such notice from the Indemnified Party; provided, however, that an Indemnifying Party will not be entitled to assume or control the defense of such Third Party Claim if (i) such claim could result in criminal liability of, or equitable remedies against, the Indemnified Party; (ii) such claim does not solely seek and continue to solely seek monetary damages; (iii) such claim involves a customer, vendor or employee of the Indemnified Party; (iv) the Indemnified Party is a Purchaser Indemnified Party and Purchaser reasonably believes potential Losses related thereto, together with the costs of the defense of such Third Party Claim, could likely exceed the amount remaining in the Escrow Amount; or (v) the Indemnified Party reasonably believes that the interests of the Indemnifying Party and the Indemnified Party with respect to such claim are in conflict with one another, and as a result, the Indemnifying Party could not adequately represent the interests of the Indemnified Party in such claim (the conditions set forth in clauses (i) through (v) are, collectively, the “Litigation Conditions”). If the Indemnifying Party elects to undertake any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party elects not to compromise or defend any Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Section 8.06(b) or if any of the Litigation Conditions come into existence, then the Indemnified Party may control the defense (represented by counsel of its choice) and defend against any such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Indemnifying Party shall have the right to receive copies of all pleadings, notices and communications with respect to such Third Party Claim to the extent that receipt of such documents does not adversely affect any privilege relating to any Indemnified Party.
(c)    If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Third Party Claim or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. If the Indemnified Party assumes the defense of any such claims or proceeding pursuant to this Section 8.06 and proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. Neither the Indemnified Party nor the Indemnifying Party may settle any Third Party Claim without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 8.07.    Remedies. The Purchaser and the Seller acknowledge and agree that, except for (a) any claim based on fraud or related to the Transaction Documents (other than this Agreement) and (b) the resolution of any purchase price adjustment pursuant to Section 2.08, (i) following the Closing, the indemnification provisions of this Article VIII shall be the sole and exclusive remedies of the Purchaser and the Seller for any breach by the other party of the representations and warranties in this Agreement and, except with respect to Section 6.06 and Section 7.02, for any failure by the other party to perform and comply with any covenants and agreements in this Agreement; provided, however, that the foregoing shall not be deemed to deny any party equitable remedies (including injunctive relief or specific performance) when any such remedy is otherwise available under this Agreement or applicable Law, and (ii) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchaser or the Seller, after the consummation of the purchase and sale of the Shares contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby. Each party hereto shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses, in each case solely to the extent required by Law. Except for claims under this Agreement, or any claim based on fraud or related to the Transaction Documents (other than this Agreement), the Purchaser and the Seller each disclaim, waive, and covenant not to sue under any statutory or common law claim, with respect to any matter pertaining or connected to this Agreement, any document executed in connection herewith or the transactions contemplated hereby.
Section 8.08.    Escrow Release.
(a)    On the date that is 18 months after the Closing Date, (the “First Release Date”), the Purchaser and the Seller shall deliver a joint written instruction to the Escrow Agent to release to the Seller an amount equal to the positive difference, if any, between (i) $3,000,000 minus (ii) the amount of Losses for which the Purchaser has made a claim for indemnification pursuant to Section 8.06. After the First Release Date, the then-remaining balance of the Escrow Amount less $500,000 shall continue to be held by the Escrow Agent solely for purposes of satisfying the indemnification obligations set forth in (A) Article VII, (B) Section 8.02(i) (solely with respect to breaches of Section 3.16) and (C) Section 8.02(iv) and for no other purpose and the aforementioned $500,000 shall continue to be held by the Escrow Agent solely for the purposes of satisfying the Indemnification Obligation set forth in (x) Article VII or (y) Section 8.02(i) (solely with respect to breaches of Section 3.16).
(b)    On the date that is 60 months after the Closing Date (the “Second Stage Release Date”), the Purchaser and the Seller shall deliver a joint written instruction to the Escrow Agent to release to the Seller an amount equal to the positive difference, if any, between (i) the then-remaining balance of the Escrow Amount, minus (ii) the amount of Losses for which the Purchaser has made a claim for indemnification pursuant to Section 8.06 (with respect to the indemnification obligations set forth in (A) Section 8.02(i) (solely with respect to breaches of Section 3.16), (B) Section 8.02(iv) (except with respect to $500,000 as set forth in Section 8.08(a)) or (C) Article VII); provided, however, that to the extent that all Tax Returns relating to the Krausz Group for taxable periods ending on or before the Closing Date have not been filed in accordance with Section 7.05 within one year following the Closing Date, then the Second Stage Release Date shall be deemed to be the fourth anniversary of the date on which all

Tax Returns relating to the Krausz Group for taxable periods ending on or before the Closing Date have been filed in accordance with Section 7.05. In the event any portion of the Escrow Amount is not released to the Seller as a result of the reduction in respect of Sections 8.08(a)(ii) or 8.08(b)(ii), following the final determination of any such outstanding claims and, as applicable, payment in respect thereof pursuant to the terms of the Escrow Agreement, the Purchaser and the Seller shall promptly and in any event within ten Business Days deliver a joint written instruction to the Escrow Agent to release to the Seller an amount as determined pursuant to this Section 8.08 (after giving effect to the resolution and, as applicable, payment of such claim).
(c)    On the date that the Company or the Purchaser obtains, or that the Seller or Krausz obtains, and provides to the Purchaser evidence of the issuance of, the Ariel Permit and the Ariel Lease, the Purchaser and the Seller shall deliver a joint written instruction to the Escrow Agent to release to the Seller an amount equal to the positive difference, if any, between (i) the then-remaining balance of the Special Escrow Amount, minus (ii) the amount of Losses for which the Purchaser has made a claim for indemnification pursuant to Section 8.02(v). In the event any portion of the Special Escrow Amount is not released to the Seller as a result of the reduction in respect of Section 8.08(c)(ii), following the final determination of any such outstanding claims and, as applicable, payment in respect thereof pursuant to the terms of the Escrow Agreement, the Purchaser and the Seller shall promptly and in any event within ten Business Days deliver a joint written instruction to the Escrow Agent to release to the Seller an amount as determined pursuant to this Section 8.08 (after giving effect to the resolution and, as applicable, payment of such claim).

ARTICLE IX

CONDITIONS TO CLOSING
Section 9.01.    Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
(a)    Representations, Warranties and Covenants. (i) the representations and warranties of the Purchaser contained in this Agreement (A) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing and (B) that are qualified as to “materiality” shall be true and correct as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects;

(b)    Governmental Approvals. Any waiting period applicable to the purchase of the Shares under any applicable Antitrust Law shall have expired or shall have been terminated, and any Consent listed on Schedule 9.01(b) that is required from any Governmental Authority in connection with the transactions contemplated hereby shall have been obtained;
(c)    No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions;
(d)    Receipt of Officer’s Certificate. Seller shall have received a certificate, signed for and on behalf of the Purchaser by a duly authorized officer of the Purchaser, certifying the satisfaction of the conditions set forth in Section 9.01(a);
(e)    No Actions. There shall not be pending, commenced or threatened Action (i) involving any challenge to the transactions contemplated hereby or (ii) that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the transaction contemplated hereby; and
(f)    Closing Deliveries. The Purchaser shall have delivered or caused to be delivered to the Purchaser the items listed in Section 2.07.
Section 9.02.    Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
(a)    Representations, Warranties and Covenants. (i) The representations and warranties of the Seller and Krausz contained in this Agreement (other than Seller’s Fundamental Reps) shall be true and correct (without giving effect to “materiality” or “Material Adverse Effect” qualifiers) as of the date of this Agreement and as of the Closing (other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time), except where the failure of such representations and warranties to be true and correct at such time would not, individually or in the aggregate, constitute a Material Adverse Effect, (ii) Seller’s Fundamental Reps (without giving effect to “materiality” or “Material Adverse Effect” qualifiers) shall be true and correct in all respects as of the date of this Agreement and as of the Closing, except to the extent of any de minimis inaccuracies, and (iii) the covenants and agreements contained in this Agreement to be complied with by the Sellers at or before the Closing shall have been complied with in all material respects;
(b)    Governmental Approvals. Any waiting period applicable to the purchase of the Shares under any applicable Antitrust Law shall have expired or shall have been terminated, and any Consent listed on Schedule 9.01(b) that is required from any Governmental Authority in connection with the transactions contemplated hereby shall have been obtained;
(c)    No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions; and
(d)    Third Party Consents. The Purchaser shall have received the third party consents and estoppel certificates set forth in Section 3.03(c) of the Disclosure Schedule.
(e)    No Material Adverse Effect. Since the date of this Agreement, there will not have occurred or arisen any event, occurrence, fact, condition, development, circumstance, change in or effect, nor will there exist any event, occurrence, fact, condition, development, circumstance, change in or effect, that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect.
(f)    Receipt of Officer’s Certificate. Purchaser shall have received a certificate, signed for and on behalf of the Seller by a duly authorized officer of the Seller, certifying the satisfaction of the conditions set forth in Section 9.02(a) and 9.02(e).
(g)    No Actions. There shall not be pending, commenced or threatened Action (i) involving any challenge to the transactions contemplated hereby or (ii) that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the transaction contemplated hereby.
(h)    Closing Deliveries. The Seller shall have delivered or caused to be delivered to the Purchaser the items listed in Section 2.06.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER
Section 10.01.    Termination.
This Agreement may be terminated at any time prior to the Closing:
(a)    by either the Seller or the Purchaser if the Closing shall not have occurred by the Termination Date; provided, however, that the right to terminate this Agreement under this Section 10.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b)    by either the Purchaser or the Seller in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable;
(c)    (i) by the Seller, if the Seller is not in material breach of its obligations under this Agreement and Purchaser breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of the condition set forth in Section 9.01(a), (B) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Seller; or (ii) by Purchaser, if Purchaser is not in material breach of its obligations under this Agreement and the Seller or Krausz breaches or fails to perform in any respect any of its respective representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 9.02(a), (B) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by Purchaser; or
(d)    by the mutual written consent of the Sellers and the Purchaser.
Section 10.02.    Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Section 6.03 and Article XI, (b) that nothing herein shall relieve either party from liability for fraud or any breach of this Agreement occurring prior to such termination.

ARTICLE XI

GENERAL PROVISIONS
Section 11.01.    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made by delivery in person, by an internationally recognized overnight courier service, by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses or sent by email to the email address indicated below (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 9.02). Notices will be deemed to have been given hereunder (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by reputable overnight courier service (postage prepaid), or (iii) when sent via email. Failure to comply with the provisions of this Section 10.01 will not affect the rights or obligations of any party except to the extent that any such failure materially prejudices another party.

Notices to the Seller and Danny Krausz:
Mr. Danny Krausz
8 Dan St.
Ramat HaSharon
Email:        dan@krausz.com
with a copy to:
Royer Cooper Cohen Braunfeld LLC
101 W. Elm Street, Suite 400
Conshohocken, PA 19428
Email:         dgitlin@rccblaw.com
Attention:    David Gitlin, Partner
and
Eitan Mehulal & Sadot
10 Abba Eban Blvd., Herzliya, Israel
Email:         guyh@ems-legal.com
Attention:    Guy Hadar, Adv
Notices to the Purchaser and the Company (if after the Closing):
c/o Mueller Water Products, Inc.
1200 Abernathy Road N.E.
Suite 1200
Atlanta, GA 30328
Email:        sheinrichs@muellerwp.com
Attention:    Steven S. Heinrichs
Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

with a copy to:
King & Spalding LLP
1180 Peachtree Street NE
Atlanta, GA 30309
Email:        calsmith@kslaw.com
Attention:    Cal Smith
and
Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co.
One Azrieli Center, Round Building
Tel Aviv 6701101, Israel
Email:        sharonka@gkh-law.com
Attention:    Sharon Kadosh, Adv.
Section 11.02.    Public Announcements. Neither party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by Law or applicable stock exchange regulation, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.
Section 11.03.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, and all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
Section 11.04.    Entire Agreement. This Agreement, the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof and thereof.
Section 11.05.    Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser), as the case may be; provided, that Purchaser shall be permitted, without the consent of any other party hereto, (a) to grant security interests in, or make a collateral assignment of this Agreement and any other Transaction Documents and (b) assign this Agreement to any of its Affiliates (in each such case, the Purchaser nonetheless will remain responsible for the performance of all of its obligations under this Agreement).
Section 11.06.    Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser or (b) by a waiver in accordance with Section 11.07.
Section 11.07.    Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.
Section 11.08.    No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and, except as set forth in Section 11.11, nothing herein is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
Section 11.09.    Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.
Section 11.10.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
Section 11.11.    Indemnification of Officers and Directors.
(a)    D&O Tail. Prior to the Closing, the Company shall obtain and fully pay for “tail” insurance policies with a claims period of at least seven (7) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to Krausz and the other resigning directors’ (collectively, the “Directors”) acts and omissions in their capacities as directors and officers associated with the business of the Company and Krausz USA prior to the Closing (“D&O Tail Policy”).

Purchaser shall maintain the D&O Tail Policy in full force and effect and continue to honor the obligations thereunder until the seventh anniversary of the Closing Date.
(b)    Third Party Beneficiaries. The provisions of this Section 11.11 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each of the Directors.
Section 11.12.    Non-Recourse
(a)    All claims or causes of action (whether in contract or in tort, in Law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the parties hereto.
(b)    No Person who is not a party hereto, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of party (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or the negotiation or execution hereof; and each party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates.
(c)    Except for claims under this Agreement, or any claim based on fraud or related to the Transaction Documents (other than this Agreement), the Company on its behalf and on behalf of Krausz USA, hereby waives and releases Krausz in his capacity as an officer or director of the Company and/or Krausz USA from any liabilities, claims and obligation arising from any action or omission by Krausz taken before the Closing.
(d)    Non-Party Affiliates are expressly intended as third party beneficiaries of Section 11.12.
Section 11.13.    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or by email in portable document format (.pdf)) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
Section 11.14.    Parent Guaranty. Parent hereby irrevocably and unconditionally guarantees, and agrees to cause the Purchaser to satisfy, all of its obligations under this Agreement, including without limitation the payment when due of the Purchase Price, the outstanding amount of the Family Debt and any other monetary obligations of Purchaser hereunder. This guarantee (a) is a present and continuing guarantee of payment and not of collectability and (b) is in no way conditioned or contingent upon any attempts to collect or upon any other defense, set off, condition or contingency, including without limitation (i) any change in the corporate existence, structure or ownership of the Purchaser or any other Person now or hereafter liable with respect to the obligations guaranteed hereunder; (ii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Purchaser or any Person now or hereafter liable with respect to the obligations guaranteed hereunder; or (iii) the adequacy of any other means the Seller may have of obtaining payment of the obligations guaranteed hereunder. The Seller hereby agrees and acknowledges that the sole and exclusive obligations of Parent with respect to the transactions contemplated by the Transaction Documents are set forth in this Section 11.14.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ELIEZER KRAUSZ INDUSTRIAL DEVELOPMENT LTD.
By:
Name:
Title:

DANNY KRAUSZ

Danny Krausz

MWP ISRAEL LTD
By:
Name:
Title:

MUELLER WATER PRODUCTS, INC., SOLELY FOR PURPOSES OF SECTION 11.14
By:
Name:
Title:

[Signature Page to Purchase Agreement]